Confidential Treatment Requested

Exhibit 2.1
EXECUTION VERSION

Agreement and Plan of Merger

by and among

Textura Corporation,
a Delaware corporation (“Purchaser”)

Laser Acquisition Corporation, a Virginia corporation
(“Merger Sub”)

Latista Technologies, Inc., a Virginia corporation (“Company”), and

Shareholder Representative Services LLC, a Colorado limited liability company as
Shareholders’ Agent

November 13, 2013
Confidential Treatment Requested

Confidential Treatment Requested

Agreement and Plan of Merger
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 13, 2013 by and among (i) Textura Corporation, a Delaware corporation (“Purchaser”); (ii) Laser Acquisition Corporation, a Virginia corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”); (iii) Latista Technologies, Inc., a Virginia corporation (“Company”), and (iv) the Shareholders’ Agent (defined herein).
Recitals
A.    The respective boards of directors of the Company and Merger Sub have determined that it would be advisable and in the best interests of the shareholders of their respective companies that Merger Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly-owned subsidiary of Purchaser, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.
B.    In connection with the Merger, the outstanding shares of the Company’s capital stock and the Company’s outstanding vested stock options and warrants will be converted into the right to receive the cash amounts described in and in accordance with the terms of this Agreement.
Agreement
Now, Therefore, in consideration of the covenants, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:
1. Definitions.
1.1 Certain Defined Terms. As used in this Agreement, the following terms will have the following meanings:
“Additional Merger Consideration” means the difference obtained by subtracting (A) the aggregate amount paid to a Company Holder at the Closing pursuant to Section 2.6 (including all amounts contributed to the Escrow Fund on behalf of such Company Holder) from (B) the aggregate amount that would have been paid to such Company Holder at the Closing pursuant to Section 2.6 (including all amounts that would have been contributed to the Escrow Fund on behalf of such Company Holder) if the aggregate amount of Merger Consideration determined as of the Closing Date were equal to the aggregate amount of Merger Consideration finally determined pursuant to Section 2.13(c).
“Adjustment Amount” means the positive or negative number that is equal to the difference between (A) the Company’s Net Working Capital calculated as of the open of business on the Closing Date and (B) the Baseline Working Capital.
“Adjustment Portion” means $175,000.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or (if such Person is an individual) an Immediate Family Member of such Person, and including, if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Company Option Exercise Price” means $348,140, representing the sum of the cash exercise prices that would be payable assuming all the Vested Company Options that are in-the-money held by all Company Holders immediately prior to the Effective Time were exercised in full, but for purposs of clarity, excluding any options issued to employees of LT Pro.
“Aggregate Company Common Stock Warrant Exercise Price” means the sum of the cash exercise prices that would be payable assuming all the Company Common Stock Warrants that are in-the-money held by all Company Holders immediately prior to the Effective Time were exercised in full.
“Agreement” has the meaning set forth in the introductory paragraph.

Confidential Treatment Requested

“Articles of Merger” has the meaning set forth in Section 2.2(a).
“Baseline Working Capital” means $605,000.
“Business Day” means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in the State of Maryland and Chicago, Illinois.
“Business Intellectual Property” means all Owned Intellectual Property and all Third Party Intellectual Property.
“Cap” has the meaning set forth in Section 9.2(c)(iii).
“CERCLA” has the meaning set forth in Section 3.20(a)(i).
“Certificate” has the meaning set forth in Section 2.7(a).
“Closing” has the meaning set forth in Section 2.2(a).
“Closing Date” has the meaning set forth in Section 2.2(a).
“Closing Date Balance Sheet” has the meaning defined in Section 2.13(b).
“COBRA” has the meaning set forth in Section 3.22(e).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock Per Share Amount” means that amount, to be determined and provided by the Company in the Consideration Spreadsheet prior to Closing, equal to: the quotient obtained by dividing (A) the sum of (i) the total Residual Merger Consideration plus (ii) the Aggregate Company Option Exercise Price plus (iii) the Aggregate Company Common Stock Warrant Exercise Price, by (B) the Fully-Diluted Number.
“Common Stock Warrant Consideration” means, as to each Company Common Stock Warrant, the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock for which such Company Common Stock Warrant (exercisable for Company Common Stock) may be exercised immediately prior to the Effective Time as set forth in the Consideration Spreadsheet, by (B) the Common Stock Per Share Amount.
“Company” has the meaning set forth in the introductory paragraph.
“Company Balance Sheet” has the meaning set forth in Section 3.7.
“Company Balance Sheet Date” has the meaning set forth in Section 3.9.
“Company Board” has the meaning set forth in section 2.6(c)(i).
“Company Capital Stock” means shares of Company Common Stock and Company Preferred Stock.
“Company Cash” means cash and cash equivalents of the Company, each as determined in accordance with GAAP.
“Company Change in Control Payments” shall mean all liabilities under change of control agreements and similar obligations that are owed to any Person on or after the Closing arising from or that will be triggered, either automatically or with the passage of time, in whole or in part, by the Closing.
“Company Closing Certificate” has the meaning set forth in Section 7.2(c).
“Company Common Stock” means shares of the Company’s common stock, par value $0.001 per share.
“Company Common Stock Warrants” means those certain warrants to purchase an aggregate of 413,229 shares of Company Common Stock plus, assuming the Closing Date is the same as the date of this Agreement, that there is no working capital adjustment, and that the Specified Transaction Expenses are $ 3,599,954, 27,725 additional shares of Company Common Stock; with such number of additional shares of Company Common Stock to be finally determined by the Company immediately prior to Closing and assuming the actual Closing Date, actual amount of Specified Transaction Expenses and working capital adjustment, if any.

Confidential Treatment Requested

“Company Debt” means all indebtedness of the Company for money borrowed, all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, and all obligations of the Company for purchase money indebtedness, capital leases and/or guarantees of third party indebtedness.
“Company Disclosure Schedule” means the disclosure schedule of even date herewith delivered by the Company to Purchaser.
“Company Employees” has the meaning set forth in Section 6.4(a).
“Company Employee Plans” has the meaning set forth in Section 3.22(a).
“Company’s Facilities” has the meaning set forth in Section 3.20(b).
“Company Financial Statements” has the meaning set forth in Section 3.7.
“Company Holders” means, collectively, the holders of Company Capital Stock, Vested Company Options and Company Common Stock Warrants, in each case immediately prior to the Effective Time, and the recipients of the Company Change in Control Payments and Russian Signing Bonuses.
“Company Holder Percentage Interest” means, with respect to each Company Holder, a fraction whose numerator is equal to the aggregate amount of Merger Consideration to which such Company Holder is entitled to receive pursuant to this Agreement (without giving effect to any withholding of Taxes and without giving effect to any contribution of Merger Consideration to the Escrow Fund on behalf of such Company Holder) and whose denominator is equal to the aggregate amount of Merger Consideration to which all Company Holders are entitled to receive pursuant to this Agreement (without giving effect to any withholding of Taxes and without giving effect to any contribution of Merger Consideration to the Escrow Fund on behalf of such Company Holders).
“Company Material Adverse Effect” means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects is, or is reasonably likely to be, materially adverse to the overall financial condition, assets (including intangible assets), liabilities, business or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any adverse effect (including any claim, litigation, reduction in revenues or income, disruption of business relationships or loss of employees) arising from or attributable or relating to (A) the announcement of any of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with vendors, customers or employees, (B) conditions affecting (1) any of the industries in which the Company operates or participates, or (2) the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (except that such conditions in clauses “(1)” and “(2)” of this clause “(B)” will be taken into account to the extent they have affected the Current Company Business to a substantially greater degree than they have affected the business of the other comparable companies in the same industry sector as the Company), (C) the Specified Transaction Expenses, (D) the taking of any action reasonably required to cause compliance with the terms of this Agreement, (E) any breach by Purchaser of this Agreement or the Confidentiality Agreement, (F) the taking of any action approved or consented to in writing by Purchaser, (G) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, provided such change is not applicable solely to the Company, (H)  earthquakes, hurricanes, floods or other natural disasters, (I) disruption or interruption of telecommunication networks or systems or of the internet, (J) hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date of this Agreement (except that such changes, events, developments, circumstances or effects in clauses (H), (I) and (J) will be taken into account to the extent they have affected the Current Company Business to a substantially greater degree than they have affected the business of the other comparable companies in the same industry sector as the Company), and (K) the failure of the Company to meet any financial forecast, projection, estimate, prediction or models, whether internal to the Company or otherwise (provided that this clause (K) shall not prevent or otherwise affect a determination that any change, effect, event or circumstance underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect).
“Company Option” has the meaning set forth in Section 2.6(c)(i).
“Company Preferred Stock” means shares of the Company Series A Preferred Stock.

Confidential Treatment Requested

“Company Series A Preferred Stock” means shares of Company Series A Preferred Stock, par value $0.001 per share.
“Confidentiality Agreement” has the meaning set forth in Section 6.2.
“Consideration Spreadsheet” has the meaning set forth in Section 2.15.
“Cooley” has the meaning set forth in Section 2.2(a).
“Current Company Business” has the meaning set forth in Section 3.1.
“Customer Contracts” means all agreements, prime contracts, subcontracts, service contracts, purchase orders, basic ordering agreements, letter contracts, delivery orders, change orders, or similar binding commitments entered into by the Company, which provide for existing or ongoing obligations of the Company to deliver services and/or products, the rights to be paid for those services and/or products and the obligations and rights that are ancillary to those obligations and rights.
“Damages” has the meaning set forth in Section 9.2(b).
“D&O Indemnified Parties” has the meaning set forth in Section 6.6(a).
“Deductible” has the meaning set forth in Section 9.2(c)(ii).
“Dissenting Shares” has the meaning set forth in Section 2.9(a).
“Dissenting Shareholder” has the meaning set forth in Section 2.9(a).
“Effect” has the meaning set forth in Company “Material Adverse Effect” definition above.
“Effective Time” has the meaning set forth in Section 2.3.
“End Date” shall mean December 31, 2013.
“Environmental Laws” has the meaning set forth in Section 3.20(a)(i).
“ERISA” has the meaning set forth in Section 3.22(a).
“ERISA Affiliate” has the meaning set forth in Section 3.22(a).
“Escrow Agent” has the meaning set forth in Section 2.6(a)(ii).
“Escrow Agreement” means the Escrow Agreement substantially in the form attached to this Agreement as Exhibit A to be executed and delivered in accordance with the terms set forth below.
“Escrow Fund” has the meaning set forth in Section 2.6(a)(ii).
“Estimated Adjustment Amount” has the meaning set forth in Section 2.13(a).
“Estimated Merger Consideration” has the meaning set forth in Section 2.13(b).
“Excluded Russian Liabilities” means all “Excluded Liabilities” as such term is defined in the Russian Framework Agreement (and without considering any of the transfer or other documents referenced therein or attached thereto as exhibits).
“FIRPTA Notice” has the meaning set forth in Section 2.2(c)(v).
“Fully-Diluted Number” means the total number of shares of Company Capital Stock, on an as-converted basis, as applicable, outstanding immediately prior to the Effective Time, including (A) the aggregate number of shares of the Company Common Stock that would be issuable assuming the exercise in full of all the Vested Company Options and (B) the aggregate number of shares of the Company Capital Stock that would issuable assuming the exercise of the Company Common Stock Warrants.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” has the meaning set forth in Section 3.5(b).
“Hazardous Materials” has the meaning set forth in Section 3.20(a)(ii).
“HIPAA” has the meaning set forth in Section 3.22(e).

Confidential Treatment Requested

“Immediate Family Member”, with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.
“Indemnifiable Damages” has the meaning set forth in Section 9.2(d).
“Indemnified Person” means the Person or Persons entitled to, or claiming a right to indemnification under Section 9.
“Indemnifying Person” means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Section 9 (or the Shareholders’ Agent (acting solely on behalf of the Company Holders and in its capacity as the Shareholders’ Agent, not in its individual capacity), if the Indemnified Person is a Purchaser Indemnified Person).
“Indemnity Portion” means $3,500,000.
“Independent Accounting Firm” means McGladrey LLP.
“Intellectual Property” means all patents, patent disclosures, copyrights, copyrightable works, mask-work registrations, technology, know-how, processes, trade secrets, inventions, discoveries, proprietary data, formulae, data bases, moral rights, domain names, manufacturing methods and data, specifications, drawings, algorithms, prototypes, designs, design rights, design tools, white papers, research and development data and computer software programs (except off-the-shelf or shrink-wrap software); all trademarks, trade names, service marks, service names, logos, trade dress and domain names; all trade secrets, confidential information and proprietary information; all registrations, applications, recordings, licenses, goodwill and common-law rights relating thereto; all rights to sue at law or in equity for any past or present infringement or other impairment thereto, including the right to receive all proceeds and damages therefrom; all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto; and all other United States, state and foreign intellectual property or proprietary right.
“knowledge” or “Knowledge” means, (a) with respect to any individual, that such individual will be deemed to have “knowledge” or “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter; (b) with respect to the Company, that the Company will also be deemed to have “knowledge” or “Knowledge” of a particular fact or other matter if Chris Ramsey, Andrei Lavrov, Patricia Remacle, Michael Kowalski, Tara Cordova or Alexei Oreshkin is actually aware of such fact or other matter, or (c) with respect to Purchaser, that Purchaser will also be deemed to have “knowledge” or “Knowledge” of a particular fact or other matter if the Chief Executive Officer and the President of such entity is actually aware of such fact or other matter.
“Lease” has the meaning set forth in Section 3.19(a).
“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of its assets, properties or businesses.
“LT Pro” has the meaning set forth in Section 7.2(g).
“Material Contract” has the meaning set forth in Section 3.15(c).
“Merger” has the meaning set forth in Recital A.
“Merger Consideration” has the meaning set forth in Section 2.6(a)(i).
“Merger Consideration Dispute Notice” has the meaning set forth in Section 2.13(c).
“Merger Consideration Statement” has the meaning set forth in Section 2.13(b).
“Merger Sub” has the meaning set forth in the introductory paragraph.

Confidential Treatment Requested

“Minimum Cash Amount” means an amount of cash equal to the aggregate of all cash proceeds that are both (x) generated from sales by the Company pursuant to Customer Contracts executed between the date of this Agreement and the Closing Date, and (y) received by the Company on or after the date of this Agreement through the Closing Date.
“Net Working Capital” means the sum of the current assets of the Company less the sum of the current liabilities of the Company, each determined in accordance with GAAP in accordance with the Company’s past practices.  For purposes of calculating Net Working Capital: (A) the Company’s current assets will exclude all cash, cash equivalents, Tax assets (including rights to refunds and credits) and short-term investments (including the Company Cash) and (B) the Company’s current liabilities will exclude all liabilities for Taxes, warrants, underutilized leases, the current portion of any indebtedness, short-term debt (including investor notes and interest and bank debt), deferred revenue and lease incentives and exclude all Specified Transaction Expenses. A sample Net Working Capital calculation based on the Company’s June 30, 2013 balance sheet is attached to this Agreement as Exhibit B.
“Old Plans” has the meaning set forth in Section 6.4(b).
“Option Consideration” has the meaning set forth in Section 2.6(c)(i).
“Option Plan” has the meaning set forth in Section 2.6(c)(i).
“Ordinary Commercial Agreement” means an agreement entered into in the ordinary course of business (such as a lease or a license) the principal purpose of which is not the sharing, assumption or indemnification of Tax.
“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company.
“New Plans” has the meaning set forth in Section 6.4(b).
“Paying Agent” means Wilmington Trust, N.A.
“Paying Agent Agreement” has the meaning set forth in Section 2.7(b).
“Permits” has the meaning set forth in Section 3.6.
“Permitted Encumbrances” has the meaning set forth in Section 3.18.
“Person” means any individual or entity.
“Post-Closing Tax PeriodPost-Closing Period” has the meaning set forth in Section 6.5(f).
“Pre-Closing Period” has the meaning set forth in Section 5.1.
“Pre-Closing Tax PeriodPost-Closing Period” has the meaning set forth in Section 6.5(f).
“Purchaser” has the meaning set forth in the introductory paragraph.
“Purchaser Closing Certificate” has the meaning set forth in Section 7.3(c).
“Purchaser Indemnified Persons” has the meaning set forth in Section 9.2(b).
“Purchaser Material Adverse Effect” has the meaning set forth in Section 4.3(b).
“RCRA” has the meaning set forth in Section 3.20(a)(i).
“Representation Termination Date” has the meaning set forth in Section 9.2(a).
“Representatives” means, with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.
“Required Shareholder Vote” has the meaning set forth in Section 3.4(a).
“Residual Merger Consideration” means the difference obtained by subtracting (A) the sum of (1) the aggregate Series Preferred Per Share Preference Amount payable pursuant to Section 2.6(b)(i), plus (2) the aggregate Series Preferred Per Share Accrued Dividend Amount payable pursuant to Section 2.6(b)(i), from (B) the total Merger Consideration (subject to adjustment as provided in this Agreement).

Confidential Treatment Requested

“Russian Framework Agreement” means the Framework Agreement in the form of Exhibit C, with such modifications thereto as LT Pro and Purchaser shall agree.
“Russian Purchase Price” means $162,500.
“Russian Signing Bonuses” means the aggregate amount of the signing bonuses to be paid by Purchaser’s Russian subsidiary, Textura Vostok (“Textura Vostok”), to employees of LT Pro who will be employed by Textura Vostok, as set forth on the Consideration Spreadsheet delivered by the Company prior to Closing.
“SEC” means the Securities and Exchange Commission.
“Series Preferred Per Share Preference Amount” means an amount per share of the Company Series A Preferred Stock to be determined and provided by the Company in the Consideration Spreadsheet prior to Closing and consistent with the terms of the Company’s articles of incorporation.
“Series Preferred Per Share Accrued Dividend Amount” means, for each share of the (i) Company Series A Preferred Stock, an amount equal to the product of (A) $2.06 times (B) .06 times (C) the number days from and including the original date of issuance of such share through and including the Closing Date, compounded daily, as set forth in the Consideration Spreadsheet delivered by the Company prior to Closing and consistent with the terms of the Company’s articles of incorporation.
“Shareholder Approval” has the meaning set forth in Section 3.4(a).
“Shareholders’ Agent” has the meaning set forth in Section 9.3(a).
“Shareholders’ Agent Expense Portion” means $100,000.
“Special Representations” has the meaning set forth in Section 9.2(a).
“Specified Damages” means any and all Damages suffered, paid or incurred by any Purchaser Indemnified Party arising out of, in connection with or relating to any claim made by any Company Holder or any Person who asserts he or she was or has or had the right to become a holder of equity interests in the Company at or prior to the Effective Time arising out of, in connection with, with respect to or involving (i) any violation of the VSCA or other applicable law by the Company or any of the Company’s officers or directors at or prior to the Effective Time, (ii) any violation or alleged violation by any officer or director of the Company of such Person’s fiduciary duties at or prior to the Effective Time, or (iii) any claim that such Person is entitled to any payment or consideration, or any additional payment or consideration, in connection with the Merger in his, her or its capacity as a Person who is or was (or is asserted to be is or was or has or had a right to become) a holder of equity interests in the Company.
“Specified Transaction Expenses” means the following expenses, to the extent incurred by the Company at or prior to the Closing in connection with the transactions contemplated hereby: (i) expenses payable by the Company to its outside professional legal, financial and accounting advisors for services performed by them with respect to the Merger and the negotiation of the this Agreement and the other agreements contemplated hereby (or any alternative transaction contemplated by the Company), including any expenses payable by the Company to such advisors for tax planning for its executives or shareholders, (ii) 50% of the fees and expenses of the Escrow Agent and (iii) 50% of the fees and expenses of the Paying Agent.
“Standard Customer Contract” has the meaning set forth in Section 3.15(a).
“Straddle Tax Period” has the meaning set forth in Section 6.5(f).
“Subsidiary” means an entity in which at least 50% of its outstanding equity or financial interests are owned directly, indirectly or beneficially by another entity.
“Superior Proposal” means any bona fide Takeover Proposal, on its most recently amended or modified terms, if amended or modified, which the Company Board determines in its good faith judgment (having considered, among other things, the advice of its financial advisors and outside counsel): (a) would, if consummated, result in a transaction that is more favorable to the Company shareholders than the transactions contemplated by this Agreement and (b) is reasonably capable of being completed.
“Support Agreement” has the meaning set forth in Section 2.6(c)(i).

Confidential Treatment Requested

“Surviving Corporation” has the meaning set forth in Section 2.1.
“Takeover Proposal” means any proposal or offer from any Person (other than Purchaser or its affiliates or their respective representatives) for any acquisition by such Person of a substantial amount of assets of the Company (other than an acquisition of assets of the Company in the ordinary course of business or as permitted under the terms of this Agreement) having a fair market value (as determined by the Company Board in good faith) in excess of 25% of the fair market value of all the assets of the Company immediately prior to such acquisition or more than a 25% interest in the total voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of equity securities of the Company or any merger, consolidation, or business combination of Company with any unaffiliated third party, other than the transactions contemplated by this Agreement.
“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.
“Tax Return” means any return, information statement or report required to be filed with a Governmental Authority with respect to Taxes.
“Third Party Claim” has the meaning set forth in Section 9.2(d).
“Third Party Intellectual Property” means all Intellectual Property licensed, exclusively or nonexclusively, by the Company.
“Transfer Taxes” has the meaning set forth in Section 2.14.
“Vested Company Option” shall mean that portion of a Company Option that is exercisable to acquire vested shares of Company Common Stock as of immediately prior to the Effective Time (but after giving effect to any acceleration of vesting of such Company Option in connection with the transactions contemplated by this Agreement).
“VSCA” means the Virginia Stock Corporation Act, as amended from time to time.
“Voting Company Debt” means any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.
2. The Merger.
2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the relevant provisions of the VSCAVirginia Act. The separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”Surviving Corporation), governed by the laws of the Commonwealth of Virginia as a wholly-owned subsidiary of Purchaser.
2.2 Closing and Closing Deliverables.
(a) Closing. The consummation of the Merger (the “Closing”) will take place on the later to occur of (i) December 2, 2013 and (ii) two (2) Business Days after the satisfaction or waiver of the last of the conditions set forth in Section 7 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) (the actual date on which the Closing takes place being the “Closing Date”). The Closing will take place at the offices of Cooley LLP (“Cooley”), 11951 Freedom Drive, Reston, Virginia 20190-5656, or at such other location as the parties to this Agreement agree. On the Closing Date, the Parties will cause the Merger to be consummated by filing Articles of Merger substantially in the form of Exhibit D (the “Articles of Merger”) with the Virginia State Corporation Commission in accordance with the relevant provisions of the VSCA.
(b) Purchaser Closing Deliverables. Purchaser will deliver, at or prior to the Closing, each of the following:
(i)the Escrow Fund to the Escrow Agent as set forth in Section 2.11;
(ii)to the Paying Agent, the aggregate amount of Merger Consideration payable to the holders of Company Capital Stock in respect of such Certificates in accordance with Section 2.6(b), less the

Confidential Treatment Requested

amount such holders of Company Capital Stock are required to contribute to the Escrow Fund pursuant to Section 2.11;
(iii)to the Company, for further distribution to the each holder of the Vested Company Options, the amount of Merger Consideration payable to such holder of Vested Company Options in respect of such Vested Company Options in accordance with the provisions of Section 2.6(c), less the amount such Company Holder is required to contribute to the Escrow Fund pursuant to Section 2.11;
(iv)to the Paying Agent, the aggregate amount of Merger Consideration payable to the holders of Company Common Stock Warrants in accordance with Section 2.6(d), less the amount such holders of Company Common Stock Warrants are required to contribute to the Escrow Fund pursuant to Section 2.11;
(v)the Specified Transaction Expenses, by wire transfer of immediately available funds, to each of the payees set forth in the Consideration Spreadsheet;
(vi)the Purchaser Closing Certificate dated as of the Closing Date and executed on behalf of Purchaser by an officer of Purchaser;
(vii)a Paying Agent Agreement, dated as of the Closing Date and executed by Purchaser and the Paying Agent; and
(viii)the Escrow Agreement, dated as of the Closing Date and executed by Purchaser and the Escrow Agent.
(c) Company Closing Deliverables. The Company will deliver to Purchaser, at or prior to the Closing, each of the following:
(i)the Company Closing Certificate, dated as of the Closing Date and executed on behalf of the Company by an officer of the Company;
(ii)the Escrow Agreement, dated as of the Closing Date and executed by the Shareholders’ Agent;
(iii)evidence satisfactory to Purchaser of the resignation of each of the directors and each of the officers of the Company in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company, effective no later than immediately prior to the Effective Time;
(iv)the Consideration Spreadsheet;
(v)a FIRPTA notification letter, in substantially the form attached as Exhibit E, dated as of the Closing Date and executed by the Company (the “FIRPTA Notice”);
(vi)the consents to assignment with respect to only those Material Contracts listed or described on Schedule 2.2(c)(vi), which shall be in full force and effect as of the Closing and in form and substance reasonably satisfactory to Purchaser;
(vii)payoff letters for the repayment of all Company Debt (and UCC 3 termination statements), which payoff letters shall be in form and substance reasonably satisfactory to Purchaser and shall evidence the satisfaction of all obligations with respect to the Company Debt and, when filed, the release of all security interests relating to the assets and properties of the Company;
(viii)final invoices for all Specified Transaction Expenses (which shall have been delivered to Purchaser no less than three (3) Business Day prior to the Closing Date) or other evidence that such Specified Transaction Expenses have been paid in full prior to the Closing which such third-party vendors are willing to provide;
(ix)evidence reasonably satisfactory to Purchaser that the bank accounts of the Company contain at least the Minimum Cash Amount;
(x)copies of all Support Agreements received by Cooley or the Company prior to the Closing Date; and
(xi)a certificate of the Secretary of the Company certifying (A) resolutions of the Company Board approving and authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Company is a party and the consummation of Merger and the other transactions contemplated hereby and thereby and the recommendation thereof to the shareholders of the Company, (B) resolutions of the shareholders of the Company approving this Agreement, the other agreements contemplated hereby to which the Company is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby in accordance with the articles of incorporation of the Company and the VSCA, (C) the Company’s articles of incorporation and (D) the Company’s bylaws as amended through the Closing Date.

Confidential Treatment Requested

2.3    Effective Time and Effect of the Merger. The Merger and the other transactions contemplated by this Agreement will become effective (the “Effective TimeEffective Time) at the time at which the Articles of Merger have been duly filed with the Virginia State Corporation Commission and has become effective in accordance with the VSCA. At the Effective Time, the effect of the Merger will be as provided in this Agreement, and the Articles of Merger will be filed pursuant to Section 2.2 and the applicable provisions of the VSCA.
2.4    Articles of Incorporation; Bylaws. Unless otherwise agreed to by Purchaser and the Company prior to the Closing, at the Effective Time:
(a)The articles of incorporation of Merger Sub in effect immediately prior to the Effective Time will be that of the Surviving Corporation until thereafter changed or amended as provided therein or by the VSCA; provided, however, that Article First of the articles of incorporation of the Surviving Corporation will read as follows: “The corporate name for the corporation (hereinafter called the “Corporation”) is Latista Technologies, Inc.”; and
(b)The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended.
2.5    Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.
2.6    Merger Consideration; Effect on Company Capital Stock; Treatment of Company Options and Company Common Stock Warrants.
(a)Merger Consideration.
(i)The “Merger Consideration” will consist of (1) $35,000,000 plus (2) the Adjustment Amount plus (3) the Company Cash (including the cash proceeds held by the Company resulting from the exercise prior to the Closing of any Company Options and Company Common Stock Warrants) as of the open of business on the Closing Date minus (4) the total amount of Specified Transaction Expenses minus (5) the Company Debt as of the open of business on the Closing Date (except to the extent that Company Debt is included in the calculation of the Company’s Net Working Capital) minus (6) the Company Change in Control Payments due at Closing minus (7) the Russian Purchase Price minus (8) the Russian Signing Bonuses.
(ii)The “Escrow Fund” will consist of (i) the Indemnity Portion, (ii) the Adjustment Portion and (iii) the Shareholders’ Agent Expense Portion; which will all be withheld from the Merger Consideration and deposited with Wilmington Trust, N.A. (the “Escrow Agent”). The Escrow Fund will be held and distributed as provided in the Escrow Agreement and as described in this Agreement.
(b)Effect on Company Capital Stock. Subject to any adjustments described in Section 2, at the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, Merger Sub, the Company, the shareholders of the Company or the Shareholders’ Agent:
(i)Each share of Company Preferred Stock issued and outstanding immediately prior to the Closing, other than any Dissenting Shares, will be converted automatically into the right to receive an amount in cash equal to the sum of the applicable Series Preferred Per Share Preference Amount plus the applicable Series Preferred Per Share Accrued Dividend Amount; provided that a portion of each such amount will be withheld from such Company Holder and deposited in the Escrow Fund pursuant to Section 2.11; and provided further, that such Company Holder shall be required to execute and deliver to Cooley, Purchaser or the Paying Agent a Support Agreement prior to receiving any of such amount. The amount of cash each holder of Company Preferred Stock is entitled to receive for the shares of Company Preferred Stock held by such holder will be rounded to the nearest cent and computed after aggregating cash amounts for all shares of each applicable series of Company Preferred Stock held by such holder (i.e. a holder’s shares of Company Series A Preferred Stock will be aggregated and then rounded);
(ii)Each share of Company Common Stock issued and outstanding immediately prior to the Closing, other than any Dissenting Shares, will be converted automatically into the right to receive an amount in cash equal to the Common Stock Per Share Amount: provided that a portion of each such amount will be withheld from such Company Holder and deposited in the Escrow Fund pursuant to Section 2.11; and provided further, that such Company Holder shall be required to execute and deliver to Cooley, Purchaser or the Paying Agent a Support Agreement prior to receiving any of such amount. The amount of cash each holder of the Company Common Stock is entitled to receive for the shares of Company Common Stock held by such holder will be rounded to the nearest cent and computed after aggregating cash amounts for all shares of the Company Common Stock held by such holder; and

Confidential Treatment Requested

(iii)Any shares of the Company Capital Stock then held by the Company (or held in the Company’s treasury) will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; provided, that each such Company Holder complies with the exchange procedures set forth herein and those determined by the Paying Agent.
(c)Treatment of Company Options.
(i)Prior to the Closing, the Company’s Board of Directors (the “Company Board”) will adopt appropriate resolutions and take all other actions necessary and appropriate to provide that each unexpired and unexercised Company stock option (a “Company Option”) that is outstanding immediately prior to the Effective Time shall become 100% vested and may be exercised or, if not exercised will be cancelled. After such resolutions have been adopted by the Company Board, prior to the Closing, the Company will provide a notice to the holders of the Company Options apprising them that all Company Options that are unexercised as of immediately prior to the Effective Time will be cancelled in accordance with the Company’s 2011 Equity Incentive Plan, as amended through the date hereof (the “Option Plan”), which notice shall include a copy of this Agreement and the required Support Agreement. Subject to the execution of a Support Agreement in the form attached hereto as Exhibit F (“Support Agreement”) and delivery of such executed Support Agreement to Cooley, Purchaser or the Paying Agent, each holder of any such cancelled Vested Company Option will be paid by the Surviving Corporation in consideration of the cancellation of such Vested Company Option and in settlement therefor, an amount in cash (without interest and subject to any applicable withholding or other Taxes required by applicable Legal Requirements to be withheld or otherwise paid by the Company) equal to the product of (A) the total number of shares of Company Common Stock with respect to which such Vested Company Option was vested as of immediately prior to the Effective Time, after giving effect to any acceleration of vesting of such Vested Company Option in connection with the transactions contemplated by this Agreement, and (B) the excess of the Common Stock Per Share Amount over the exercise price per share of the Company Common Stock previously subject to such Vested Company Option (the “Option Consideration”); provided that a portion of each such amount will be withheld from such Company Holder as part of the Escrow Fund pursuant to Section 2.11; and provided further, that such Company Holder complies with the exchange procedures set forth herein and those determined by the Purchaser. When the Option Consideration and any amounts payable out of the Escrow Fund to the holder of a cancelled Vested Company Option become due and payable to a holder of cancelled Vested Company Options (whether in accordance with this Agreement or the Escrow Agreement), the Surviving Corporation shall promptly cause such amounts to be disbursed to such holder through the Surviving Corporation’s payroll system, net of applicable Tax withholding.
(ii)Except as provided in this Agreement or as otherwise agreed by Purchaser and the Company, each Company Option, the Option Plan and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of Company Common Stock, will be terminated by the Company as of the Effective Time.
(d)Treatment of the Company Common Stock Warrants. To the extent that a Company Common Stock Warrant is unexpired and unexercised as of the Effective Time, such Company Common Stock Warrant shall, in connection with the Merger, be cancelled and extinguished and converted automatically into the right to receive (subject to the provisions below) a payment in cash equal to the Common Stock Warrant Consideration. Upon surrender of a cancelled, extinguished and converted Company Common Stock Warrant to the Paying Agent, together with compliance with the exchange procedures set forth herein and those determined by the Paying Agent Purchaser and the Company, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Common Stock Warrant shall be entitled to receive in exchange therefor the Common Stock Warrant Consideration; provided that a portion of such Common Stock Warrant Consideration shall be withheld from such holder and deposited in the Escrow Fund pursuant to Section 2.11; and provided further, that such Company Holder shall be required to execute and deliver to Cooley, Purchaser or the Paying Agent a Support Agreement. The Paying Agent shall, no later than the later of (i) the Closing Date or (ii) five (5) Business Days after receipt of a properly surrendered Company Common Stock Warrant, cause the payment described in the preceding sentence to be made to the holder of such Company Common Stock Warrant by wire transfer of immediately available funds to the account designated by such holder in the letter of transmittal delivered with the surrendered Company Common Stock Warrant. If, after the Effective Time, a Company Common Stock Warrant is presented to the Paying Agent, it shall be cancelled and exchanged as provided in this Section 2.6(d).
(e)Company Change in Control Payments and Russian Signing Bonuses.

Confidential Treatment Requested

(i)The Company Change in Control Payments (less any amount thereof that is required to be paid into the Escrow Fund) will not be paid to the Paying Agent but will be deposited by Purchaser with the Surviving Corporation and the Surviving Corporation shall promptly cause such amounts as and when deposited to be disbursed to those employees entitled to such Company Change in Control Payments (as set forth on the Consideration Spreadsheet) through the Surviving Corporation’s payroll system, net of applicable Tax withholding. Any amount contributed to the Escrow Fund in connection with the Company Change in Control Payments will, if and when released from the Escrow Fund, be deposited by the Escrow Agent with the Surviving Corporation and the Surviving Corporation shall promptly cause such amounts as and when deposited to be disbursed to those employees entitled to such Company Change in Control Payments (as set forth on the Consideration Spreadsheet) through the Surviving Corporation’s payroll system, net of applicable Tax withholding.
(ii)The Russian Signing Bonuses (less any amount thereof that is required to be paid into the Escrow Fund) will not be paid to the Paying Agent but will be paid by Purchaser to Textura Vostok and Purchaser shall cause Textura Vostok to disburse such amounts to those employees entitled to such Russian Signing Bonuses (as set forth on the Consideration Spreadsheet) through Textura Vostok’s payroll system, net of applicable Tax withholding. Any amount contributed to the Escrow Fund in connection with the Russian Signing Bonuses will, if and when released from the Escrow Fund, be paid by the Escrow Agent to Purchaser, and Purchaser shall promptly pay such amount to Textura Vostok and cause Textura Vostok to disburse such amounts to those employees entitled to such Russian Signing Bonuses (as set forth on the Consideration Spreadsheet) through Textura Vostok’s payroll system, net of applicable Tax withholding.
(iii)No Company Holder shall receive any portion of its Company Change in Control Payment or Russian Signing Bonus until such Company Holder has executed and delivered to Cooley, or Purchaser a Support Agreement.
(iv)
2.7    Surrender of Certificates.
(a)No Further Rights as Company Shareholders. At the Effective Time, all shares of Company Capital Stock outstanding immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and no holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of the Company Capital Stock (a “Certificate”) will have any rights as a shareholder of the Company.
(b)Paying Agent. Prior to the Effective Time, Purchaser will have entered into an agreement with the Paying Agent (the “Paying Agent Agreement”) to act on Purchaser’s behalf as Paying Agent with respect to the portion of Merger Consideration that is payable to the holders of Company Capital Stock and Company Common Stock Warrants.
(c)Exchange Procedures. As promptly as practicable following the date hereof and in any event not later than the fifth (5th) Business Day thereafter, (i) the Paying Agent shall mail to each holder of Company Capital Stock a letter of transmittal in a form reasonably acceptable to Purchaser and the Company, a Support Agreement and instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.6(b) and (ii) the Paying Agent shall mail to each holder of Company Common Stock Warrants a letter of transmittal in a form reasonably acceptable to Purchaser and the Company, a Support Agreement and instructions for use in effecting the surrender of such Company Common Stock Warrants in exchange for the applicable portion of Merger Consideration pursuant to Section 2.6(d). Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal and a Support Agreement, each duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Paying Agent may reasonably require in connection therewith, the holder of such Certificate will be entitled to receive in exchange therefor a cash amount as provided in Section 2.6(b) with respect to such Certificate and the Certificate so surrendered will forthwith be canceled. Upon surrender of a Company Common Stock Warrant for cancellation to the Paying Agent, together with a letter of transmittal and a Support Agreement, each duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Paying Agent may reasonably require in connection therewith, the holder of such Company Common Stock Warrant will be entitled to receive in exchange therefor a cash amount as provided in Section 2.6(d) with respect to such Company Common Stock Warrant and the Company Common Stock Warrant so surrendered will forthwith be canceled. The Paying Agent will promptly cause the payments described in the preceding sentences to be made to the holders of Company Capital Stock and Company Common Stock Warrants by wire transfer of immediately available funds to the account designated by such

Confidential Treatment Requested

holders in the letter of transmittal delivered with such Certificate or Company Common Stock Warrant. Promptly following the Effective Time, the Surviving Corporation will cause the payment of the cash amount as provided in Section 2.6(c) with respect to such Vested Company Options to be made to the holders of Vested Company Options that have previously delivered executed Support Agreements to Cooley or Purchaser by disbursing such payments through the Surviving Corporation’s payroll system, net of applicable Tax withholding. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Company Common Stock Warrant or Company Option. In the event that the amount payable upon surrender of any Certificate or Company Common Stock Warrant is to be paid to a Person other than the Person in whose name such Certificate or Company Common Stock Warrant was issued, it shall be a condition of payment that the Certificate or Company Common Stock Warrant so surrendered shall be properly endorsed or otherwise in proper form for transfer, and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or Company Common Stock Warrant or establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not applicable. Until so surrendered, each outstanding Certificate or Company Common Stock Warrant that prior to the Effective Time represented shares of Company Capital Stock (other than Dissenting Shares) or Company Common Stock Warrant will be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.6(b), Section 2.6(d) or Section 2.6(e), as applicable. If, after the Effective Time, any Certificate or Company Common Stock Warrant is presented to the Paying Agent, it will be cancelled and exchanged as provided in this Section 2.7.
(d)Transfers of Ownership. At the Effective Time, the stock transfer books of the Company will be closed, and there will thereafter be no further registration of transfers of shares of Company Capital Stock outstanding immediately prior to the Effective Time on the records of the Company.
(e)No Liability. Notwithstanding anything to the contrary in this Section 2.7, neither Purchaser nor the Surviving Corporation or any other party to this Agreement will be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property law, escheat law or similar law.
2.8    Lost, Stolen or Destroyed Certificates. In the event any Certificate or Company Common Stock Warrant will have been lost, stolen or destroyed, the Paying Agent will pay to the record holder of such Certificate or Company Common Stock Warrant the consideration into which the shares of Company Capital Stock formerly represented by such Certificate have been converted pursuant to Section 2.6(b) or the consideration into which such Company Common Stock Warrant has been converted pursuant to Section 2.6(d), in each case, upon the making of an affidavit of that fact by such record holder, the delivery to Purchaser of an indemnification agreement reasonably satisfactory to Purchaser, signed by the Person claiming such Certificate or Company Common Stock Warrant to be lost, stolen or destroyed.
2.9    Dissenting Shares.
(a)Generally. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the VSCA (a “Dissenting Shareholder”), and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”Dissenting Shares) will not be converted into or represent a right to receive any cash consideration pursuant to this Section 2, but the holder thereof will only be entitled to such rights as are granted by the VSCA.
(b)Withdrawal or Loss of Right. Notwithstanding the provisions of Section 2.9(a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under the VSCA will effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s Dissenting Shares will automatically be converted into and represent only the right to receive the amount of cash which its holder would have been entitled to receive pursuant to this Section 2 had it not demanded appraisal rights under the VSCA, without interest thereon, upon surrender to the Company of the certificate representing such shares in accordance with Section 2.7.
(c)Notice of Dissenting Shares. The Company shall provide prompt notice to Purchaser of any demands received by the Company for appraisal of any shares of Company Stock, attempted withdrawals of any such demands and any other documents received in connection with any assertion of rights to payment of fair value under Article 15 of the VSCA, and Purchaser shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Confidential Treatment Requested

2.10    Treatment of Merger Sub Capital Stock. Each share of no par value common stock of Merger Sub then outstanding will be converted into one share of common stock of the Surviving Corporation.
2.11    Escrow Fund. Prior to any amount being distributed to any Company Holder pursuant to Section 2.6, the Escrow Fund will be withheld from the Merger Consideration and deposited with the Escrow Agent. The Indemnity Portion of the Escrow Fund will be held for the purpose of securing the indemnification obligations of the Company set forth in this Agreement. The Adjustment Portion of the Escrow Fund will be held for the purpose of securing any obligation of the Company to make a payment to Purchaser pursuant to Section 2.13(d). The Escrow Fund will be withheld from the aggregate amount of Merger Consideration otherwise payable to each Company Holder pursuant to Section 2.6, with each Company Holder’s portion of the Escrow Fund equal to its Company Holder Percentage Interest. The Shareholders’ Agent Expense Portion of the Escrow Fund will be held for the purpose of funding any expenses of the Shareholders’ Agent arising in connection with the administration of the Shareholders’ Agent’s duties in this Agreement after the Effective Time. The Escrow Agreement will provide for (i) the release of the Adjustment Portion of the Escrow Fund remaining in the escrow account (in accordance with Company Holder Percentage Interests for any amounts payable to the Company Holders) within five (5) Business Days after the final determination of the Merger Consideration pursuant to Section 2.13(c) (but, for the avoidance of doubt, after any required payment to Purchaser pursuant to Section 2.13(d) has been made), (ii) the release, subject to a reserve in the aggregate amount of all pending claims, of the Indemnity Portion of the Escrow Fund remaining in the escrow account (in accordance with Company Holder Percentage Interests for any amounts payable to the Company Holders) within five (5) Business Days after the earlier of (A) the date Purchaser completes an audit of the Company for 2014 (such date to be confirmed in writing by Purchaser to the Shareholders’ Agent), or (B) April 1, 2015; and (iii) the release of the Shareholders’ Agent Expense Portion of the Escrow Fund upon receipt of written notice from the Shareholders’ Agent. Following payment of the last balance remaining in the Indemnity Portion of the Escrow Fund that was reserved for a claim made by any Indemnified Persons under Section 9 of this Agreement (or the definitive withdrawal or resolution of such claim), and after payment of any Shareholders’ Agent expenses from the Shareholders’ Agent Expense Portion of the Escrow Fund, Purchaser and the Shareholders’ Agent will direct the Escrow Agent to pay to the Company Holders (or with respect to the Company Holders that were holders of Vested Company Options that were cancelled under Section 2.6(c)(i), to the Surviving Corporation for payment to the Company Holders who are entitled to such Company Holders through the Surviving Corporation’s payroll) in accordance with their Company Holder Percentage Interests an aggregate amount that is equal to any remaining balance of the Escrow Fund.
2.12    Transaction Expenses. Except as otherwise provided in this Agreement (including Section 2.14), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Specified Transaction Expenses) will be paid by the party incurring such expense, except that fifty percent (50%) of the fees and expenses of the Paying Agent and Escrow Agent shall be paid by Purchaser. Without limiting the generality of the foregoing, all Specified Transaction Expenses of the Company unpaid by the Company by the Closing Date will be borne by the Company Holders via a reduction of the Merger Consideration pursuant to the terms of this Agreement.
2.13    Net Working Capital Adjustment.
(a)The Company will deliver to Purchaser the Company’s good-faith estimate, together with reasonable supporting detail, of the Adjustment Amount (the “Estimated Adjustment Amount”) no later than three (3) Business Days prior to the Closing Date. The Estimated Adjustment Amount will be based on the Company’s books and records and other information then available. Purchaser shall have the right to review the Estimated Adjustment Amount and object thereto, and the Company, on the one hand, and Purchaser, on the other hand, shall cooperate in good faith to resolve any such objections prior to the Closing and update the Estimated Adjustment Amount accordingly. In connection with Purchaser’s review of the Estimated Adjustment Amount, the Company shall provide to Purchaser such access to the Company’s books and records as Purchaser shall reasonably request.
(b)The Merger Consideration paid on the Closing Date (the “Estimated Merger Consideration”) will be based on the Estimated Adjustment Amount. Purchaser and the Company acknowledge and agree that the exact amount of the Merger Consideration will not be known as of the Closing Date and that the Estimated Merger Consideration paid on the Closing Date is an estimate of the Merger Consideration which may need to be adjusted subsequent to the Closing Date on the basis set forth in this Agreement. Accordingly, as soon as practicable following the Closing Date, but in no event later than sixty (60) days after the Closing Date, Purchaser will prepare and deliver to the Shareholders’ Agent (i) a balance sheet of the Company as of the open of business on the Closing Date (the “Closing Date Balance Sheet”) prepared in accordance with GAAP in accordance with the Company’s past

Confidential Treatment Requested

practices, (ii) a determination of the Net Working Capital as of the Closing Date, (iii) the Adjustment Amount, and (iv) a statement setting forth the determination of the resulting Merger Consideration (the “Merger Consideration Statement”). The components of the Adjustment Amount will be determined in accordance with GAAP in accordance with the Company’s past practices.
(c)The Shareholders’ Agent and the Representatives of the Shareholders’ Agent will have the right to review all records, work papers and calculations related to the Closing Date Balance Sheet, Net Working Capital determination (as of the Closing Date), Adjustment Amount and the Merger Consideration Statement. The Shareholders’ Agent will have thirty (30) days after delivery of the Merger Consideration Statement in which to notify Purchaser in writing (such notice, a “Merger Consideration Dispute Notice”) of any discrepancy in, or disagreement with, the items reflected on the Merger Consideration Statement (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and upon agreement by Purchaser regarding the adjustment requested by the Shareholders’ Agent, an appropriate adjustment will be made thereto. If the Shareholders’ Agent does not deliver a Merger Consideration Dispute Notice to Purchaser during such thirty (30) day period, the Merger Consideration Statement will be deemed to be accepted in the form presented to the Shareholders’ Agent. If Purchaser and the Shareholders’ Agent do not agree (within thirty (30) days after timely delivery of the Merger Consideration Dispute Notice) to resolve any discrepancy or disagreement therein, the discrepancy or disagreement will be submitted for review and final determination by the Independent Accounting Firm. The review of the Independent Accounting Firm will be limited to the discrepancies and disagreements set forth in the Merger Consideration Dispute Notice, and the resolution of such discrepancies and disagreements and the determination of the Merger Consideration by the Independent Accounting Firm will be (i) in writing, (ii) made in accordance with GAAP in accordance with the Company’s past practices, (iii) with respect to any specific discrepancy or disagreement, no greater than the higher amount calculated by Purchaser or the Shareholders’ Agent, as the case may be, and no lower than the lower amount calculated by Purchaser or the Shareholders’ Agent as the case may be, (iv) made as promptly as practical after the submission of such discrepancies and disagreements to the Independent Accounting Firm (but in no event later than thirty (30) days after the date of submission), and (v) final and binding upon, and non-appealable by, the parties to this Agreement and their respective successors and assigns for all purposes of this Agreement, and not subject to collateral attack for any reason absent manifest error or fraud. All expenses and fees of the Independent Accounting Firm will be borne one-half (1/2) by Purchaser, on the one hand, and one-half (1/2) by the Company Holders (in accordance with their Company Holder Percentage Interests), on the other hand.
(d)If the Merger Consideration as finally determined pursuant to Section 2.13(c) exceeds the Merger Consideration paid on the Effective Date, Purchaser will promptly pay to the Paying Agent the Additional Merger Consideration by wire transfer of immediately available funds for distribution to the Company Holders (in accordance with each Company Holder’s Percentage Interest), provided that, with respect to holders of cancelled Vested Company Options, Purchaser will promptly pay to the Surviving Corporation such Additional Merger Consideration to be distributed to the holders of cancelled Vested Company Options through the Surviving Corporation’s payroll system, net of applicable Tax withholding. If the Merger Consideration as finally determined pursuant to Section 2.13(c) is less than the Merger Consideration paid on the Effective Date, the Shareholders’ Agent and Purchaser will promptly instruct the Escrow Agent to pay the amount of such excess to Purchaser out of the Adjustment Portion of the Escrow Fund. If the Adjustment Portion of the Escrow Fund is insufficient to cover the amount of such excess, then the Escrow Agent shall distribute the entire Adjustment Portion of the Escrow Fund to Purchaser as provided above and the Shareholders’ Agent and Purchaser will promptly instruct the Escrow Agent to pay the amount of such deficiency to Purchaser out of the Indemnity Portion of the Escrow Fund, provided that the Company Holders shall promptly thereafter deliver to the Escrow Agent the amount that was distributed from the Indemnity Portion to pay any such deficiency.
2.14    Transfer Taxes. All transfer, documentary, registration and other such Taxes (including, without limitation, charges for or in connection with the recording of any instrument or document as provided in this Agreement) payable in connection with the Merger and the other transactions contemplated by this Agreement (the “Transfer Taxes”) shall be apportioned 50% to the Company Holders and 50% to Purchaser. To the extent permitted by applicable law, Purchaser will prepare and file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, registration and other such Taxes.
2.15    Consideration Spreadsheet. The Company will prepare and deliver to Purchaser, no less than three (3) Business Days prior to the Closing, a spreadsheet (the “Consideration Spreadsheet”) in the form agreed to by the Company and Purchaser, which spreadsheet will be dated as of the Closing Date and will set forth all of the following

Confidential Treatment Requested

information, as applicable and as of the Closing Date: (a) the Fully-Diluted Number, (b) the calculation of the Estimated Adjustment Amount, the Merger Consideration, the Residual Merger Consideration and the Common Stock Per Share Amount; (c) the amount of Specified Transaction Expenses (including an itemized list of each such Specified Transaction Expense indicating the general nature of such expense (i.e., legal, investment banking, accounting, etc.) and the Person to whom such expense is owed); (d) the name of each Company Holder and its, his or her address and taxpayer identification number as reflected in the records of the Company; (e) the type and number of shares of Company Preferred Stock held by each Company Holder; (f) the number of shares of Company Common Stock held by each Company Holder; (g) the number of shares of Company Common Stock subject to each Company Option held by each Company Holder and the exercise price of each such Company Option; (h) the number of shares of Company Common Stock subject to each Company Series Common Stock Warrant held by each Company Holder and the exercise price of each such Company Common Stock Warrant; (i) the aggregate Series Preferred Per Share Preference Amount and Series Preferred Per Share Accrued Dividend Amount payable to each Company Holder in exchange for shares of Company Series A Preferred Stock, as the case may be, held by such Company Holder; (j) the aggregate amount of cash payable to each Company Holder in exchange for the shares of Company Capital Stock held by such Company Holder (including the amount of cash required to be deducted and withheld from such Company Holder for Taxes); (k) the amount of cash payable to each Company Holder in exchange for Company Options held by such Company Holder (including the amount of cash required to be deducted and withheld from such Company Holder for Taxes and the amount of Tax payable by the Company in connection with such Company Option); (l) the amount of cash payable to each Company Holder in exchange for Company Common Stock Warrants held by such Company Holder (including the amount of cash required to be deducted and withheld from such Company Holder for Taxes); (m) the Company Holder Percentage Interest of each Company Holder in the Escrow Fund; (n) the Company Holder Percentage Interest of each Company Holder; (o) the aggregate amount of Company Change in Control Payments, each individual entitled to a portion of the Company Change in Control Payments and the amount thereof, and (p) the aggregate amount of the Russian Signing Bonuses, each individual entitled to a portion of the Russian Signing Bonuses and the amount thereof.
2.16    Taking of Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, Purchaser and the Surviving Corporation are fully authorized in their respective names to take, and will take, all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.
3.Representations and Warranties of the Company. The Company represents and warrants, as of the date of this Agreement and as of the Closing Date, and except as disclosed in the Company Disclosure Schedule (but subject to Section 10.2 (including the second sentence thereof)), to Purchaser that:
3.1    Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company has the corporate power to own its properties and to carry on its business as now being conducted (the “Current Company Business”). The Company is duly qualified to do business, and is in good standing (if such concept is applicable in the relevant jurisdiction), in each jurisdiction where the operation of the Current Company Business by the Company requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered, or made available for review, to Purchaser or its advisors true and correct copies of its articles of incorporation, as amended, and bylaws as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of its articles of incorporation, as amended, or bylaws. The Company has delivered to Purchaser or its Representatives (or made available for review by Purchaser or its Representatives) true and complete copies of its stock ledger and minute book.
3.2    No Subsidiaries. (i) The Company has no, and has never had any, Subsidiaries and (ii) the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, or have any other right to acquire, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.
3.3    Power and Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations under this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the

Confidential Treatment Requested

receipt of the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Purchaser and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.
3.4    Authorization.
(a)Shareholder Approval. The shareholder vote necessary to approve and effect the Merger, this Agreement, the other agreements contemplated hereby to which Company is a party and the other transactions contemplated hereby and thereby (the “Shareholder Approval”) is the affirmative vote from the holders of (i) two-thirds (2/3) of the shares of the Company Capital Stock, voting together as a single class on an as-converted basis, as applicable, and (ii) at least sixty-three percent (63%) of the shares of Company Series A Preferred, in each case that are outstanding on the record date chosen for purposes of determining the shareholders of the Company entitled to vote on the approval of this Agreement taken either at a meeting or by written consent in accordance with the relevant provisions of the VSCA and voting as a separate class (collectively, the “Required Shareholder Vote”). The Company has not purported to have its shareholders vote or otherwise execute or deliver a written consent under the relevant provisions of the VSCA for the adoption of this Agreement prior to both the approval of this Agreement and the declaration of its advisability by the Company Board and the execution and delivery of this Agreement.
(b)Board Approval. The Company Board pursuant to an action by unanimous written consent, duly and unanimously: (i) adopted resolutions approving, declaring advisable and recommending the approval by the shareholders of this Agreement and the other agreements contemplated hereby to which Company is a party and the execution and delivery thereof and the consummation of the Merger and the transactions consummated hereby and (ii) determined that the Merger Consideration paid under this Agreement to the Company Holders and the other terms of this Agreement are in the best interests of the Company and the shareholders of the Company.
3.5    Noncontravention.    Except as set forth in Section 3.5 of the Company Disclosure Schedule neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, will:
(a)conflict with or violate any provision of the articles of incorporation, as amended, or bylaws of the Company, as amended;
(b)require on the part of the Company any material registration, declaration or filing with, or any material permit, order, authorization, consent or approval of, any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Authority”), except for: (i) the filing of Articles of Merger as provided in Section 2.2; and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required to be obtained or made by the Company under applicable state securities laws and the securities laws of any foreign country;
(c)conflict with in any material respect, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any (i) Material Contract or (ii) Contract listed in Section 3.13(b) of the Company Disclosure Schedule pursuant to which the Company has obtained a license or other right in or to any Third Party Intellectual Property;
(d)violate in any material respect any order, writ, injunction or decree applicable to the Company or any of its properties or assets; or
(e)violate in any material respect any statute, rule or regulation applicable to the Company or any of their respective properties or assets.
3.6    Governmental Authorizations. The Company has obtained each material federal, state, county, local or foreign Governmental Authority consent, license, permit, grant or other authorization (“Permits”) that is required for the operation by the Company of the Current Company Business, except for any such consents, licenses, permits, grants or authorizations that if not obtained would not be reasonably expected to have a Company Material Adverse Effect, and all of such Permits obtained by the Company are in full force and effect.
3.7    Financial Statements. The Company has delivered to Purchaser or its Representatives (or made available for review by Purchaser or its Representatives) (a) the audited balance sheet (the “Company Balance Sheet”), statement of operations, statement of shareholders equity and statement of cash flows of the Company as of and for the fiscal year ended December 31, 2012, and (b)(i) the unaudited balance sheet of the Company as of September

Confidential Treatment Requested

30, 2013 and (ii) the unaudited statements of operations and cash flows of the Company for nine month period ended September 30, 2013, in the case of (a) above together with the notes to such financial statements (collectively, the “Company Financial Statements”). The Company Financial Statements (i) are consistent with the books and records of the Company; (ii) have been prepared in accordance with GAAP (except as disclosed in the notes thereto and except that the unaudited the Company Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods covered; and (iii) fairly present, in all material respects and in accordance with GAAP, the financial condition, results of operations, shareholders’ equity and cash flows of the Company as of the dates indicated therein, subject to normal year end audit adjustments and the absence of footnotes in the case of the unaudited the Company Financial Statements.
3.8    Capitalization and Company Holder Information.
(a)Capitalization. The authorized capital stock of Company consists of 6,700,000 shares of Company Common Stock and 1,200,000 shares of Company Preferred Stock. As of the date of this Agreement and, excluding shares of Company Common Stock issued upon the exercise of Company Options or Company Common Stock Warrants, as of immediately prior to the Effective Time, there are issued and outstanding 2,357,250 shares of Company Common Stock, and 1,151,436 shares of Company Series A Preferred Stock. 413,229 shares of Company Common Stock, plus, assuming the Closing Date is the same as the date of this Agreement, that there is no working capital adjustment, and that the Specified Transaction Expenses are $3,599,954, 27,725 additional shares of Company Common Stock (issuable upon exercise of the 2013 Warrants (as defined in the Company Disclosure Schedules) to satisfy the requirement set forth in Section 2.1 of each amendment thereto dated November 11, 2013; with such number of additional shares of Company Common Stock to be finally determined by the Company immediately prior to Closing in compliance with the 2013 Warrants (as defined in the Company Disclosure Schedules) and assuming the actual Closing Date, actual amount of Specified Transaction Expenses and working capital adjustment, if any. All outstanding shares of Company Capital Stock (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are free of any liens or encumbrances created by the Company, and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the articles of incorporation, as amended, or bylaws of Company or any agreement to which Company is a party or by which it is bound. As of the date of this Agreement, there are 199,000 shares of Company Common Stock that are subject to outstanding Company Options. Except as set forth above and in Section 3.8(a)(i) of the Company Disclosure Schedule and for the rights created pursuant to this Agreement, the Company Options, the Company Common Stock Warrants and other rights disclosed in the preceding sentences, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, commitments or agreements that are outstanding to which Company is a party or by which it is bound, obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating Company to grant, or enter into any such option, warrant, call, right, security, commitment or agreement regarding shares of Company Capital Stock. Except as set forth in Section 3.8(a)(ii) of the Company Disclosure Schedule, there is no Voting Company Debt. Except as set forth in Section 3.8(a)(iii) of the Company Disclosure Schedule, the Company is not a party to or bound by, and the Company has no Knowledge of the current existence of, any shareholder agreement, voting trust agreement or other contract, arrangement, commitment, plan or understanding relating to the purchase, repurchase, sale, acquisition, disposition, holding, voting, dividend, ownership or transfer rights or restrictions of any shares of Company Capital Stock or other securities of the Company.
(b)Shares and Company Holder Information. Section 3.8(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement: (i) the number of shares of each class and series of Company Capital Stock that each current shareholder of the Company holds of record; (ii) to the knowledge of the Company, the address of each such shareholder; (iii) a true and complete list of all outstanding Company Options, including the name of the Person to whom such Company Option has been issued, the number of shares of Company Common Stock subject to each Company Option and the per share exercise price for each Company Option; and (iv) a true and complete list of all outstanding Company Common Stock Warrants, including the name of the Person to whom such Company Common Stock Warrant has been issued, the number of shares of Company Common Stock subject to each Company Common Stock Warrant and the per share exercise price for each Company Common Stock Warrant.
(c)Consideration Spreadsheet. When delivered pursuant to Section 2.2(c)(iv), the Consideration Spreadsheet will be true, accurate and complete in all respects.
3.9    Absence of Certain Changes. Between December 31, 2012 (the “Company Balance Sheet Date”) and the date of this Agreement, except as set forth in Section 3.9 of the Company Disclosure Schedule, the

Confidential Treatment Requested

Company has conducted its business in the ordinary course consistent with past practice and there has not occurred a Company Material Adverse Effect. Without limiting the foregoing, between December 31, 2012 and the date of this Agreement, except as set forth in Section 3.9 of the Company Disclosure Schedule, there has not been: (a) any acquisition, sale or transfer of any asset of the Company having a value in excess of $25,000; (b) any amendment to the Company’s articles of incorporation or bylaws; (c) any issuance, sale or transfer by the Company of any Company Capital Stock or other equity securities, securities convertible into Company Capital Stock or other equity securities or warrants, option or other rights to acquire Company Capital Stock or other equity securities, (d) any declaration, setting aside, payment or other distribution in respect of any of the Company Common Stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company; (e) any change in the accounting methods, principles or practices of the Company, except as may be required by GAAP; (f) any making by the Company of any material Tax election or settlement or compromise by the Company of any Tax liability or refund; (g) any increase in or modification of the compensation or benefits payable by the Company to any of its directors, officers or employees, other than normal annual salary increases in the ordinary course of business; (h) any damage, destruction or loss of or to any material tangible assets or property of the Company, whether or not covered by insurance; (i) any waiver by the Company of a material debt or other material obligation owed to it; (j) other than in the ordinary course of business, any change, amendment or waiver to a Material Contract or termination or cancellation thereof; (k) any sale, assignment or transfer of any Owned Intellectual Property; (l) any lien or encumbrance created by the Company except for Permitted Encumbrances; (m) any loans or guarantees made by or to the Company; (n) any settlement or compromise by the Company of any material proceeding or investigation; or (o) any agreement or commitment by the Company to do any of the foregoing.
3.10    Absence of Undisclosed Liabilities. The Company has no obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than: (a) those set forth or adequately provided for in the Company Balance Sheet; (b) those described in Section 3.10 to the Company Disclosure Schedule; (c) those incurred in the ordinary course of business since the Company Balance Sheet Date which are not, in the aggregate, material; and (d) liabilities under this Agreement.
3.11    Litigation.
(a)Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no private or governmental action, claim, suit, proceeding, arbitration or, to the knowledge of the Company, investigation, pending before any Governmental Authority or arbitral body (or, to the knowledge of the Company, threatened) against the Company or any of its properties or, to the knowledge of the Company, against any of its respective officers or directors (in their capacities as such). There is no action, suit, proceeding or arbitration by the Company currently pending, and the Company has not taken any affirmative steps to initiate any such action, suit, proceeding or arbitration.
(b)There is no judgment, decree or order against the Company or, to the knowledge of the Company, against any of its respective directors or officers (in their capacities as such).
3.12    Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company that has, or would reasonably be expected to have, the effect of prohibiting or materially impairing (i) the conduct of the Current Company Business by the Company, or (ii) the ability of the Company to transact business in any material market, field or geographical area or with any Person.
3.13    Intellectual Property.
(a)Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property that is the subject of a registration with any Governmental Authority and is owned by or filed in the name of the Company, including identifying full application or registration number, if any.
(b)Set forth in Section 3.13(b) of the Company Disclosure Schedule are all licenses or other contracts under which the Company has obtained or granted a license or other right in or to any Business Intellectual Property (other than Customer Contracts substantially similar to the Standard Customer Contract and agreements relating to commercially-available, off-the-shelf software), including the distribution or license of, or royalty payments with respect to, Business Intellectual Property, whether as licensor or licensee.
(c)Except as set forth in Section 3.13(c) of the Company Disclosure Schedule:
(i)the Company owns all right, title and interest in and to all of the Owned Intellectual Property, and has a valid and enforceable right to use all Third Party Intellectual Property, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances) and free from any requirement of any past, present or future payments (other than maintenance and similar payments), charges or fees or

Confidential Treatment Requested

conditions, rights or restrictions (except, in the case of Third Party Intellectual Property, as provided pursuant to the terms of the agreements governing such Third Party Intellectual Property);
(ii)(A) to the Company’s knowledge, (1) no Owned Intellectual Property, or any service rendered or product distributed or sold by the Company within the past five years, and (2) no Third Party Intellectual Property, is alleged to infringe upon, otherwise violate, or infringes upon any Intellectual Property or other rights owned or held by any other Person, and (B) the Company has not received any written notice alleging infringement or other violation by the Company of the Intellectual Property of any other Person;
(iii)to the Company’s knowledge: (A) the rights of the Company in and to all Business Intellectual Property are valid and enforceable, and (B) no Owned Intellectual Property or Third Party Intellectual Property is subject to any outstanding Encumbrance (other than Permitted Encumbrances), judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any Governmental Authority restricting the use of such Intellectual Property, nor is there (or has there been within the past five years) any pending or, to the Company's knowledge, threatened, legal, administrative or governmental action, suit, claim or proceeding relating to any Owned Intellectual Property or, to the Company's knowledge, Third Party Intellectual Property (including any interference, reissue, reexamination or opposition proceeding or proceeding contesting the rights of the Company to any Business Intellectual Property or the ownership, use, enforceability or validity of any Business Intellectual Property);
(iv)the Company is not aware of any ongoing or other current infringement, misappropriation, dilution or any other violation of any Business Intellectual Property by any Person;
(v)the Company is not bound by any existing or contingent covenant or obligation not to sue or otherwise enforce any legal rights with respect to any Business Intellectual Property; and
(vi)the Company is in compliance in all material respects with all applicable Laws necessary to preserve the rights of the Company in and to all Owned Intellectual Property (including payment of filing, examination, maintenance and renewal fees and proofs of working or use).
(d)The Company has taken commercially reasonable steps (including measures to protect secrecy and confidentiality and otherwise prevent the disclosure of Confidential Information) to protect the Company's right, title and interest in and to Owned Intellectual Property, and its right to use (as applicable), all Business Intellectual Property. All employees of the Company who contributed to the creation or development of any Owned Intellectual Property of the Company (i) have a legal obligation of confidentiality to the Company with respect to such information and (ii) have duly executed and delivered valid agreements with the Company assigning all right, title and interest in and to such Owned Intellectual Property, without additional consideration, to the Company, including inventions, discoveries and ideas, whether or not patented or patentable, conceived or reduced to practice during the course of their employment by the Company or its Affiliates.
3.14    Interested Party Transactions. The Company is not indebted to any director, officer or employee of the Company (except for amounts due as salaries and bonuses under employment contracts or employee benefit plans and amounts payable in reimbursement of ordinary expenses), and no such director or officer is indebted to the Company. Except as set forth in Section 3.14 of the Company Disclosure Schedule, no officer or director of the Company or any holder of Company Capital Stock, or Company Options or any Affiliate of any of the foregoing (i) owns or has any interest in any property (real or personal, tangible or intangible), used in or pertaining to the business of, the Company other than as a result of his, her or its ownership of or interest in such Company Capital Stock or Company Options, (ii) has any claim or cause of action against the Company, (iii) owes amounts to, or is owed amounts by, the Company, (iv) is a party to any material agreement, contract, commitment or transaction with the Company or (v) has any direct or indirect ownership interest in any Person with which the Company has a business relationship, or any Person that is engaged in any business that competes with the Company’s business.
3.15    Material Contracts.
(a)Section 3.15(a) of the Company Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement. The Company has delivered to Purchaser, or made available to Purchaser or its advisors, a complete and accurate copy of each such Material Contract and all amendments or modifications thereto that exist as of the date of this Agreement. Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, each Customer Contract is substantially similar in form and substance to the applicable form Customer Contract attached as an annex to Section 3.15(b) of the Company Disclosure Schedule, with only immaterial deviations from such form (each such contract, a “Standard Customer Contract”).

Confidential Treatment Requested

(b)With respect to each Material Contract listed in Section 3.15(a) of the Company Disclosure Schedule: (i) such Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Company, and the Company has no knowledge that any Material Contract is not a legal, valid and binding agreement of any other party thereto, subject to the effect, if any, of (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (B) general principles of equity, regardless of whether asserted in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief); and (ii) (A) the Company is not in breach or default in any material respect of such Material Contract and, to the Company’s knowledge, no other party to such Material Contract is in breach or default in any material respect of such Material Contract, and (B) no event has occurred that with notice or lapse of time would constitute a breach or default thereunder in any material respect by the Company, or would permit the modification or premature termination of such Material Contract by any other party thereto.
(c)“Material Contract” means any oral or written contract, agreement or commitment to which the Company is a party (i) that is a Customer Contract that provides for payments to or performance by the Company in an amount equal to or in excess of $25,000 per annum in the aggregate, (ii) that is a supplier, vendor or other contract that provides for payments by the Company in excess of $5,000 per annum and which cannot be terminated by the Company after the Closing in accordance with its terms upon not more than thirty (30) days’ notice without penalty or cost, (iii) that limits or restricts the ability of the Company to compete directly or indirectly with any Person or otherwise to conduct the Current Company Business in any manner or place, (iv) evidencing indebtedness for borrowed or loaned money, including guarantees of such indebtedness by the Company, (v) that is a lease or similar Contract with any Person under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company, in either case of (A) or (B) above, involving payments to or by the Company in excess of $5,000 per annum in the aggregate, (vi) that relates to a joint venture, partnership or teaming agreement involving the Company pursuant to which the Company has ongoing service or payment obligations, (vii) that represents a contract for the employment of any director, officer, or employee or a contract providing for benefits or compensation to any director, officer or employee, excluding the Company's standard form of employment agreement containing nondisclosure and noncompete provisions entered with employees of the Company in the ordinary course of business, (viii) pursuant to which the Company has granted any exclusive rights, title or interest in, under or to any Business Intellectual Property, (ix) that requires the Company to indemnify any Person against any material liability that was entered into by the Company outside the ordinary course of business or (x) relating to the Company Change in Control Payments.
3.16    Customers and Suppliers. Section 3.16 of the Company Disclosure Schedule sets forth a true and correct list of (a) the ten (10) largest customers of the Company (in terms of dollar volume) for the fiscal year ended December 31, 2012, showing the total revenues received from each such customer during such period and (b) the ten (10) largest suppliers of the Company (in terms of dollar volume) for the fiscal year ended December 31, 2012, showing the total purchases from each such customer during such period. No such customer or supplier of the Company has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate, its relationship with the Company or has, at any time on or arfter the Company Balance Sheet Date, decreased materially its services or supplies to the Company.
3.17    Employees and Consultants. The Company has made available to Purchaser a list, as of the date of this Agreement, containing (a) the names of all current employees (including part-time employees and temporary employees), current leased employees, current independent contractors and current consultants of the Company, and (b) their current respective base salaries or wages or fees, target incentive compensation, dates of employment or service and title. Except as provided in Section 3.17 of the Company Disclosure Schedule, (i) all employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date or as required under applicable Legal Requirements, (ii) the Company’s relationships with all individuals who act on their own as contractors or other service providers to the Company can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination, and (iii) no employee is on disability or other leave of absence.
3.18    Title to Property; Sufficiency.
(a)Except as set forth in Section 3.18 of the Company Disclosure Schedule, the Company has good and valid title to all of its owned tangible properties and assets reflected in the Company Balance Sheet or

Confidential Treatment Requested

acquired after the Company Balance Sheet Date (except properties sold or otherwise disposed of since the Company Balance Sheet Date), free and clear of all mortgages, liens, pledges, charges or other encumbrances of any kind or character, except for the following (collectively, “Permitted Encumbrances”): (i) liens for current taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) liens securing debt that is reflected on the Company Balance Sheet; (iii) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; and (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens. The Company has a valid leasehold interest in all of the other assets that are used by the Company to conduct the Current Company Business.
(b)The assets owned or leased by the Company constitute all of the assets necessary for the conduct of the Current Company Business.
3.19    Real Estate.
(a)Section 3.19 of the Company Disclosure Schedule lists all of the leases for real property to which the Company is a party or by which the Company or its assets are bound (each a “Lease” and collectively, “Leases”). Each Lease is in full force and effect and is binding and enforceable against the Company and, to the Company’s knowledge, against the lessors thereof, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases, as amended or modified through the date of this Agreement, have been delivered to Purchaser or its advisors (or have been made available for review by Purchaser or its advisors). The Company does not own any real property.
(b)With respect to the Leases, the Company is not in default in any material respect under the terms of the Leases; and, to the knowledge of the Company, each lessor is not in default in any material respect under any of the terms of the Leases.
3.20    Environmental Matters.
(a)The following terms will be defined as follows:
(i)“Environmental Laws” will mean any applicable, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that regulate the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, or recycling of Hazardous Materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).
(ii)“Hazardous Materials” will mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” or “contaminant”. The term “Hazardous Materials” will include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos containing materials any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.
(b)The Company is in material compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by the Company (collectively, “Company’s Facilities”). Without limiting the generality of the foregoing, the Company has obtained, has complied, and is in compliance with all material permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its current facilities and the Current Company Business. The Company has not and, to the Company’s knowledge, no third party has, discharged, emitted, released, leaked or spilled Hazardous Materials at any of the Company’s Facilities that are reasonably likely to give rise to material liability of the Company under Environmental Laws. The Company has not received any notice, report or other written information regarding any actual or alleged material violation of Environmental Laws or any material liabilities relating to the Company or its facilities arising under Environmental

Confidential Treatment Requested

Laws and, as of the date of this Agreement, no civil, criminal or administrative action, proceeding or, to the Company’s knowledge, investigation is pending against the Company, or, to the Company’s knowledge, is being threatened against the Company, with respect to Hazardous Materials or Environmental Laws.
3.21    Taxes. Except as set forth in Section 3.21 of the Company Disclosure Schedule:
(a)The Company has filed all income Tax Returns and all other material Tax Returns that it was required to file (taking into account all applicable extensions to file any such Tax Return) and paid when due all material Taxes payable by or on behalf of the Company, shown on such filed Tax Returns as owing (except to the extent such amounts are being contested in good faith by the Company or are properly reserved for on the books or records of the Company). Any unpaid Taxes of the Company as of the Company Balance Sheet Date did not exceed the reserve for Tax liability set forth on the Company Balance Sheet. Since the Company Balance Sheet Date, the Company has not incurred any liability for Taxes outside of the ordinary course of business or otherwise inconsistent with past custom or practice. The Company has complied with all applicable requirements relating to the withholding of Taxes and has duly and timely withheld all amounts required to be so withheld. The Company has delivered or made available to Purchaser or to Purchaser’s representative complete and correct copies of all US federal income Tax Returns of the Company filed on or after December 31, 2007.
(b)The Company has not received from any Governmental Authority any written notice regarding any contemplated or pending audit, examination or other administrative or court proceeding involving Taxes imposed thereon.
(c)No extension of time with respect to any date on which a Tax Return was required to be filed by the Company that extends such date beyond the date of this Agreement is in force, and no waiver or agreement by the Company is in force for the extension of time for the payment, collection or assessment of any Taxes beyond the date of this Agreement.
(d)The Company has not received from any Governmental Authority in a jurisdiction where the Company has not filed any Tax Return any written claim that the Company is subject to taxation by that jurisdiction. The Company has not been notified in writing by any Governmental Authority regarding any proposed, asserted or assessed deficiency for any Tax imposed on the Company which was not settled or paid.
(e)There are no liens for Taxes on any material asset of the Company other than liens for Taxes not yet due and payable.
(f)The Company is not a party to any Tax allocation or Tax sharing agreement with any third party (other than an Ordinary Commercial Agreement).
(g)The Company has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes (other than an affiliated group the common parent of which was the Company).
(h)The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(i)The Company has not, within the past 10 years, had an election in effect under Section 1362 of the Code to be treated as an S corporation for U.S. federal income Tax purposes.
(j)No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to the Company.
(k)Except as set forth in Section 3.21(k) of the Company Disclosure Schedule, the Company has not engaged in any transaction that gives rise to: (i) a registration obligation with respect to any person under Section 6111 of the Code; (ii) a list maintenance obligation with respect to any person under Section 6112 of the Code; or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code.
(l)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) any closing agreement executed on or prior to the Closing Date; (iii) any installment sale or open transaction disposition made on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States tax law) or (v) any prepaid amount received (outside the ordinary course of business) on or prior to the Closing Date.

Confidential Treatment Requested

(m)Notwithstanding anything herein to the contrary, this Section 3.21 contains the sole and exclusive representations concerning Taxes of the Company, together with Sections 3.7, 3.9, 3.10, 3.11, 3.18(a), 3.19(b), 3.22 and 3.23, and the Company makes no representations about, and shall not indemnify or be responsible for Purchaser’s, Company’s, or any other person’s ability to utilize or otherwise benefit from, any net operating losses of the Company.
3.22    Employee Benefit Plans.
(a)Employee Plans. Section 3.22(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation (other than regular wages and salaries), retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is currently in effect and sponsored, maintained, contributed to, or required to be contributed to by the Company or any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), or with respect to which the Company or any ERISA Affiliate has any liability or obligation (collectively, the “Company Employee Plans”).
(b)Documents. The Company has delivered to Purchaser or its advisors (or made available for review by Purchaser or its advisors) true and complete copies of each of the Company Employee Plans and related plan documents to the extent material, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Company Employee Plan that is subject to ERISA reporting requirements, the Company has made available for review by Purchaser or its advisors copies of the Form 5500 reports filed for the last two plan years. The Company has made available for review by Purchaser or its advisors the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and to the Company’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.
(c)Compliance. Except as set forth in Section 3.22(c) of the Company Disclosure Schedule: Each Company Employee Plan is being, and has been, administered in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements (including ERISA and the Code). The Company and each ERISA Affiliate are not in material default under or material violation of, and have no knowledge of any material default or material violation by any other party to, any of the Company Employee Plans. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code for which the remedial amendment period (within the meaning of Section 401(b) of the Code) has expired. None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as may be required by COBRA or other applicable law or regulation. None of the assets of any Company Employee Plan are invested in employer securities or real property. The Company has not engaged in, or participated in, any transaction which would be considered a non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and to the Company’s knowledge, no other third-party fiduciary and/or party-in-interest has engaged in any such “prohibited transaction” with respect to any Company Employee Plan. Neither the Company nor, to the Company’s Knowledge, any ERISA Affiliate is subject to or has taken any action or failed to take any action that may give rise to any material interest, fines, taxes, penalties or related charges under Chapters 43, 47, 68, or 100 of the Code or Title I of ERISA for which the Company may be liable. Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code. All material contributions required to have been made by the Company or any ERISA Affiliate to any Company Employee Plan as of the date

Confidential Treatment Requested

of this Agreement have been paid or accrued. With respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred. To the extent applicable, each Company Employee Plan has prepared in good faith and timely filed all requisite governmental reports, which were true and correct in all material respects as of the date filed. No suit, claim, administrative proceeding or action has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Employee Plan or the assets thereof, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans) and to Company’s Knowledge, no facts exist which could reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits). There has been no amendment to, or written interpretation or announcement by the Company or any ERISA Affiliate regarding any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that Plan for the fiscal year ended June 30, 2007. Neither the Company nor any of its ERISA Affiliates is a nonqualified entity within the meaning of Section 457A of the Code.
(d)No Title IV, Multiemployer Plan or Multiple Employer Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, or is obligated to materially contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan. None of the Company Employee Plans is a multiple employer pension plan or a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA.
(e)COBRA, FMLA and HIPAA Rights. With respect to each Company Employee Plan, the Company is in material compliance with, or has employed a third party administrator that, to the Company’s knowledge, is in material compliance with, (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998. The Company has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.
(f)Effect of Transaction. Except as provided in Section 3.22(f) of the Company Disclosure Schedule, the consummation of the Merger will not (i) entitle any current or former employee or other service provider of the Company or any ERISA Affiliate to severance benefits or any other payment (including change in control, bonus or benefits under any Company Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider, except as expressly provided in this Agreement. No benefit payable or that may become payable by the Company pursuant to any Company Employee Plan or otherwise in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement would, in the aggregate, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.
3.23    Employee Matters. The Company is in material compliance with all currently applicable laws and regulations respecting terms and conditions of employment. There are no material proceedings pending or, to the Company’s knowledge, threatened, against the Company, on the one hand, by current or former employees. The Company is not a party to any collective bargaining agreement or other labor union contract, nor does the Company know of any activities or proceedings of any labor union to organize the employees of the Company as of the date of this Agreement. Except as set forth on Section 3.23 of the Company Disclosure Schedule, (a) there are no employment contracts or severance or other separation agreements (including change in control agreements) with any employees of the Company, and (b) there are no material written personnel policies, rules, or procedures applicable to employees of the Company. True and complete copies of all such documents have been provided to Purchaser prior to the date of this Agreement.

Confidential Treatment Requested

3.24    Insurance. The Company has insurance of the types and amounts set forth on Section 3.24 of the Company Disclosure Schedule. As of the date of this Agreement, there is no material claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Such policies are in full force and effect, all premiums with respect thereto are currently paid, and the Company is in compliance in all material respects with the terms of such policies. The Company has no knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies.
3.25    Compliance With Laws. Other than with respect to laws referenced in the Sections 3.13 (Intellectual Property), 3.20 (Environmental Matters), 3.21 (Taxes), 3.22 (Employee Benefit Plans), and 3.23 (Employee Matters) which Sections will govern the Company’s representations and warranties as to compliance with laws that are the subject matter of such Sections, the Company is, and has been in the three (3) year period preceding the date of this Agreement, in material compliance with, and has not received any written or oral notices of any pending violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of the Current Company Business, except for violations that have been cured or are no longer being asserted.
3.26    Brokers’ and Finders’ Fee. Except for ArchPoint Partners, no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from the Company in connection with the Merger, this Agreement or any transaction contemplated hereby.
3.27    Minute Books. The minute books of the Company have been made available for review by Purchaser or its advisors and contain a materially complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement.
3.28    Bank Accounts; Powers of Attorney. Section 3.28 of the Company Disclosure Schedule sets forth a complete and accurate list of: (a) all bank accounts, investment accounts, lock boxes and safe deposit boxes maintained by or on behalf of the Company, including the location and account numbers of all such accounts, lock boxes and safe deposit boxes, (b) the names of all Persons authorized to take action with respect to such accounts, safe deposit boxes and lock boxes or who have access thereto and (c) the names of all Persons holding general or special powers of attorney from the Company, and a summary statement of the terms thereof.
4.Representations and Warranties of Purchaser and Merger Sub. Purchaser and Merger Sub represent and warrant to the Company that as of the date of this Agreement and as of the Closing Date:
4.1    Organization, Standing and Power. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing, if applicable, under the laws of the state in which it was incorporated. There is no pending or, to the knowledge of Purchaser or Merger Sub, threatened, action for the dissolution, liquidation or insolvency of either Purchaser or Merger Sub.
4.2    Authority. Purchaser and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery by Purchaser and Merger Sub of this Agreement and the consummation by Purchaser and Merger Sub of the Merger have been duly authorized by all necessary corporate action on the part of Purchaser and Merger Sub, and no other authorization or consent of Purchaser, Merger Sub or their respective shareholders is necessary. This Agreement has been duly executed and delivered by Purchaser and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.
4.3    Noncontravention. Neither the execution and delivery by Purchaser and Merger Sub of this Agreement, nor the consummation by Purchaser or Merger Sub of any of the transactions contemplated hereby, will:
(a)conflict with or violate any provision of the articles of incorporation or bylaws of Purchaser or the articles of incorporation or bylaws of Merger Sub;
(b)require on the part of Purchaser or Merger Sub any registration, declaration or filing with, or any permit, order, authorization, consent or approval of, any Governmental Authority, except for (i) to the extent applicable, the filing by Purchaser of such reports and information with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, and (ii) any registration, declaration, filing, permit, order, authorization, consent or approval which if not made or obtained would

Confidential Treatment Requested

not reasonably be expected to have a material adverse effect on Purchaser’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby (a “Purchaser Material Adverse Effect”);
(c)conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which Purchaser or Merger Sub is a party or by which Purchaser or Merger Sub is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Purchaser Material Adverse Effect or (ii) any notice, consent or waiver the failure of which to make or obtain would not reasonably be expected to result in a Purchaser Material Adverse Effect;
(d)violate any order, writ, injunction or decree applicable to Purchaser or Merger Sub or any of their respective properties or assets, except for any violation that would not reasonably be expected to have a Purchaser Material Adverse Effect;
(e)violate any statute, rule or regulation applicable to Purchaser or Merger Sub or any of their respective properties or assets, except for any violation that would not reasonably be expected to result in a Purchaser Material Adverse Effect; or
(f)render Purchaser insolvent or unable to pay its debts as they become due.
4.4    Litigation.
(a)There is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of Purchaser, investigation, pending before any Governmental Authority or arbitral body or, to the knowledge of Purchaser, threatened in a communication with Purchaser, against Purchaser or its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that would reasonably be expected to result in a Purchaser Material Adverse Effect.
(b)There is no judgment, decree or order against Purchaser or Merger Sub or, to the knowledge of Purchaser and Merger Sub, against any of their respective directors or officers (in their capacities as such) that specifically names Purchaser or its Subsidiaries or such directors or officers and that would reasonably be expected to result in an Purchaser Material Adverse Effect.
4.5    Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
4.6    Financing. Purchaser has and will have, from and after the Effective Time, sufficient funds on hand and available through existing liquidity facilities (without restrictions on drawdown that would delay payment of the Merger Consideration in accordance with this Agreement) to consummate the transactions contemplated hereby.
4.7    No Purchaser Vote Required. No vote or other action of the shareholders of Purchaser is required by applicable Law, the articles of incorporation of Purchaser, the bylaws of Purchaser or otherwise in order for Purchaser and Merger Sub to consummate the Merger and the transactions contemplated hereby.
5.Conduct Prior to the Effective Time.
5.1    Conduct of Business of the Company. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), except (i) as set forth in Section 5.1 of the Company Disclosure Schedule, (ii) to the extent necessary to comply with the Company’s obligations under this Agreement, (iii) to pay Specified Transaction Expenses, or (iv) as consented to in writing by Purchaser (which consent will not be unreasonably, withheld, conditioned or delayed), (A) the Company will (1) carry on its business in the ordinary course consistent with past practices, (2) preserve intact its present business organization and (3) use commercially reasonable efforts to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others to whom the Company has material contractual obligations, and (B) the Company will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed):
(a)Charter Documents. Amend its articles of incorporation, as amended, or bylaws, provided that the Company may amend its articles of incorporation, as amended, to provide that the Merger Consideration will be distributed in accordance with this Agreement;
(b)Capitalization Matters. Issue or sell any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date of this Agreement, or issue, grant, or sell any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock, other than the issuance of shares of Common Stock pursuant to the

Confidential Treatment Requested

conversion, exercise or exchange of securities therefore outstanding as of the date of this Agreement in accordance with their terms, or form any Subsidiary or acquire any equity interest in any other Person;
(c)Intellectual Property Rights. Enter into or amend any agreements pursuant to which the Company (i) transfers or licenses exclusively to any Person any Business Intellectual Property, or (ii) otherwise grants to any Person exclusive rights in any Business Intellectual Property;
(d)Dispositions. Sell, lease or license to any Person any property or asset (other than any Business Intellectual Property) having a value in excess of $25,000, individually, $50,000, in the aggregate with all other dispositions, or permit the imposition of any encumbrance (other than Permitted Encumbrances) on any of its properties or assets;
(e)Indebtedness. Incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guarantee any debt securities of others in each case expressly excluding draws or advances under any loan facility existing as of the date of this Agreement;
(f)Agreements. Enter into any contract or agreement that would be a Material Contract (other than Customer Contracts) if it had been in existence on the date of this Agreement, or prematurely terminate or amend any Material Contract except, in each case, in the ordinary course of business;
(g)Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies other than upon the expiration of any such policy;
(h)Waiver. Waive any material right under any Material Contract outside the ordinary course of business;
(i)Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to the Company’s business, taken as a whole;
(j)Taxes. Make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any closing agreement with any taxing authority, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes, in each case if such election, change, settlement or consent would have the effect of materially increasing the Tax liability of the Company for any period ending after the Closing Date;
(k)Employees and Employee Benefits. Adopt or amend any employee benefit plan, program, policy or arrangement, including any severance, compensation benefit plan, stock issuance, or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under applicable Legal Requirements or as specifically required or permitted under the terms of this Agreement, or except as specifically required or permitted under the terms of this Agreement, pay any bonus to any employee or non-employee director or consultant (except for the Company Change in Control Payments to be provided to each of [*************************************] on the form previously approved by the Purchaser) or materially increase the salaries, wage rates or fees or other compensation of its employees or consultants; or
(l)Other. Agree to take any of the actions described in Sections 5.1(a) through 5.1(k).
6.Additional Agreements.
6.1    Access to Information. During the Pre-Closing Period, the Company will (a) afford, subject to Purchaser’s and its Representatives’ compliance with any applicable security clearance requirements and procedures (to the extent determined necessary by the Company in order to comply with applicable Legal Requirements), Purchaser and its personnel, accountants, counsel and other Representatives access during normal business hours to (i) all of the Company’s books, contracts, commitments and records, and (ii) all other existing information concerning the business, properties and personnel of the Company as Purchaser may reasonably request; provided, however, that in exercising access rights under this Section 6.1, Purchaser will not be permitted to interfere unreasonably with the conduct of the business of the Company and will provide the Company with reasonable advance notice prior to accessing any of the foregoing, and (b) furnish Purchaser and its Representatives with such additional financial, operating and other data and information as Purchaser may reasonably request.

[***] Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested

6.2    Public Disclosure. The initial press release with respect to the Merger shall be a joint press release, to be agreed upon by Purchaser and the Company. In addition, except as set forth on Schedule 6.2 or as may be required by law or by obligations pursuant to any listing agreement with any applicable national securities exchange or market, during the Pre-Closing Period, (a) Purchaser and the Company will consult with each other (and provide each other reasonable opportunity to review and comment upon) before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and (b) without limiting Purchaser’s obligations under that certain Non-Disclosure Agreement, dated July 17, 2013 between the Company and Purchaser (the “Confidentiality Agreement”), neither Purchaser nor the Company will issue any such press release or make any such public statement or disclosure without the prior approval of the Company or Purchaser, as the case may be (which approval will not be unreasonably conditioned, withheld or delayed).
6.3    Commercially Reasonable Efforts; Government Approvals and Further Assurances.
(a)Purchaser, Merger Sub and the Company will use commercially reasonable efforts to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement will: (i) make any filings and give any notices required to be made or given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement, contract or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each of Purchaser, Merger Sub and the Company will promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained during the Pre-Closing Period.
(b)Each party will use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Authority.
(c)Each of the Company and Purchaser shall give the other party prompt notice of the commencement or known threat of commencement of any proceeding by or before any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, keep the other party informed as to the status of any such proceeding or threat, and in connection with any such proceeding, each of the Company or Purchaser will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such proceeding. Upon the terms and conditions set forth herein, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the Merger and other transactions contemplated hereby in accordance with the terms hereof.
6.4    Employees.
(a)Consummation of the Merger will not, in and of itself, result in termination of employment with respect to current employees of the Company. For a period of not less than one year following the Effective Time, Purchaser shall provide or shall cause to be provided, to current and former employees of the Company (the “Company Employees”) compensation and employee benefits in the aggregate that are not less favorable in the aggregate than those provided to Company Employees immediately before the Effective Time; provided, however, that the foregoing shall not diminish any obligation of the Surviving Company pursuant to any employment or similar agreement between the Company and any Company Employee in existence as of the Closing Date or guarantee the continued employment of any Company Employee.
(b)For all purposes under the employee benefit plans of Purchaser and its affiliates providing benefits to any Company Employees after the Effective Time (the “New Plans”) other than for benefit accruals under a defined benefit plan, each Company Employee shall be credited with his or her respective years of service with the Company before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plans. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans; and (ii) for purposes of each New Plan providing medical, dental,

Confidential Treatment Requested

pharmaceutical and/or vision benefits to any Company Employee, Purchaser shall cause all pre-existing condition exclusions, waiting periods and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Purchaser shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)Notwithstanding the preceding provisions of this Section 6.4, this Section 6.4 is not intended to and shall not (i) create any third party rights, (ii) amend any employee benefit plan, program, policy or arrangement, including any New Plan, Old Plan or Company Employee Benefit Plan, (iii) subject to Purchaser’s obligations under Section 6.4(a), require Purchaser or the Surviving Corporation to continue any Company Employee Plan beyond the time when it otherwise lawfully could be terminated or modified, or (iv) provide any Company Employee with any rights to continued employment, or, subject to Purchaser’s obligations under Section 6.4(a), severance pay or similar benefits following the Closing.
(d)Promptly following Closing, Purchaser shall cause the Surviving Corporation to provide letters in the forms approved by the Company prior to the date hereof to each of the employees set forth on Schedule 6.4(d).
6.5    Tax Matters.
(a)Tax Withholding.    Purchaser, the Company, the Surviving Corporation and the Escrow Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock, Company Options or Company Common Stock Warrants, and to deposit with the applicable Governmental Authority, such amounts as Purchaser, the Company, the Surviving Corporation or the Escrow Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Purchaser, the Company, the Surviving Corporation or the Escrow Agent.
(b)Cooperation on Tax Matters. Purchaser and the Company will cooperate, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other pro-ceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party's request) the provision of records and informa-tion which are reasonably relevant to any such audit, litiga-tion or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Purchaser and the Company agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser or the Company, as the case may be, will allow the other party to take possession of such books and records. With respect to any audit, litigation or other proceeding with respect to Taxes (“Tax Contest”) that relates solely to taxable periods that end on or before the Closing Date, the Shareholders’ Agent shall control such audit, litigation or other proceeding, including the defense and settlement thereof, unless the Shareholders’ Agent otherwise informs Purchaser in writing; provided that the Shareholders’ Agent (1) shall keep Purchaser reasonably informed concerning the progress of such audit, litigation or other proceeding, (2) provide Purchaser copies of all correspondence and other documents relevant to such audit, litigation or other proceeding, and (3) shall not settle such proceeding without the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall have the right (but not the duty) to participate in the defense of any such proceeding (which shall include participation in meetings with Taxing authorities and review and comment on written submissions to Taxing authorities) and to employ counsel, at its own expense, separate from the counsel employed by the Shareholders’ Agent. With respect to any other Tax Contest involving Tax matters or items that could reasonably be expected to form the basis for a claim of indemnification against the Company Holders pursuant to this Agreement, Purchaser will control such Tax Contest, including the defense and settlement thereof;

Confidential Treatment Requested

provided that Purchaser (1) shall keep the Shareholders’ Agent reasonably informed concerning the progress of such audit, litigation or other proceeding, (2) provide the Shareholders’ Agent copies of all correspondence and other documents relevant to such audit, litigation or other proceeding, and (3) shall not settle such proceeding without the consent of the Shareholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, the Shareholders’ Agent may, at the expense of the Company Holders, elect to participate in the defense of any such Tax Contest, which shall include participation in meetings with taxing authorities and review and comment on written submissions to taxing authorities.
(c)Tax Returns. Purchaser will prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company that relate to a Tax period beginning prior to the Closing Date and are required to be filed after the Closing Date. Tax Returns filed pursuant to this Section 6.5(c) will be prepared in a manner consistent with prior tax accounting practices and methods used by the Company (except to the extent otherwise required by applicable law). In the event that any item reflected on any such Tax Returns could form the basis for a claim of indemnification pursuant to Section 9.2, Purchaser will provide such Tax Return to the Shareholders’ Agent for review and comment at least thirty (30) days prior to the due date for filing such Tax Returns, and will not file any such Tax Returns without the consent of the Shareholders’ Agent, which consent will not be unreasonably withheld, conditioned or delayed. Purchaser will not amend or refile any Tax Returns filed prior to the Closing Date without the consent of the Shareholders’ Agent, which consent will not be unreasonably withheld, conditioned or delayed.
(d)Tax Refunds. The Company Holders will be entitled to any Tax refund or credit against Taxes, including interest paid therewith, in respect of Taxes paid by the Company with respect to any taxable year or period (or portion thereof) that ends on or before the Closing Date, to the extent any such Tax refund or credit against Taxes is actually received by Purchaser or the Surviving Corporation, or any of their subsidiaries. Purchaser will forward or pay such Tax refund or credit against Taxes actually received to the Paying Agent and/or the Surviving Corporation for the benefit of the Company Holders, net of any direct out-of-pocket costs attributable to receipt of such Tax refund or credit against Taxes, within thirty (30) days after receipt or entitlement thereto.
(e)Termination of Tax Sharing Agreements. Any and all Tax allocation or sharing agreements or other agreements or arrangements with respect to Taxes binding the Company shall be terminated with respect to the Company as of the day before the Closing Date and, from and after the Closing Date, the Company shall not be obligated to make any payment to any Company Holder or Affiliate, governmental authority or other Person pursuant to any such agreement or arrangement for any past or future period.
(f)Allocation of Taxes.
(i)For purposes of this Agreement, in the case of Taxes arising in a taxable period of the Company that includes, but does not end on, the Closing Date (a “Straddle Tax Period”) the allocation of such Taxes between the Pre-Closing Tax Period and the Post-Closing Tax Period shall be made in accordance with Section 6.5(f)(ii). “Post-Closing Tax PeriodPost-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Tax Period. “Pre-Closing Tax PeriodPre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period. For the avoidance of doubt, for purposes of this provision, any Tax resulting from the transactions contemplated by this Agreement is attributable to the Pre-Closing Tax Period.
(ii)In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax which relates to the Pre-Closing Tax Period shall (A) in the case of any Taxes, other than Taxes based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (B) in the case of any Tax based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date.
6.6    Indemnification of Officers and Directors of the Company.
(a)From and after the Effective Time, Purchaser shall and shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the articles of incorporation, as amended, and bylaws (or similar organizational documents) of the Company as in effect on the date of this Agreement and pursuant to any indemnity agreements between the Company

Confidential Treatment Requested

and any current or former director, officer or agent as in effect on the date of this Agreement and listed on Schedule 3.15 of the Company Disclosure Schedule (the Persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of the Company, being referred to collectively as the “D&O Indemnified Parties”). Purchaser shall cause the articles of incorporation and bylaws of Merger Sub and the Surviving Corporation to contain the provisions with respect to indemnification and exculpation from liability at least as favorable to the D&O Indemnified Parties as set forth in the Company’s articles of incorporation, as amended, and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party.
(b)For six (6) years after the Effective Time, Purchaser shall maintain in effect the current level and scope of directors’ and officers’ liability insurance or a tail insurance policy of the same level or scope for the six (6) year period, in each case for the benefit of those Persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the Effective Time (a copy of which has been heretofore delivered or otherwise made available to Purchaser); provided, however, that in no event shall Purchaser be required to expend in any one year an amount in excess of 200% of the annual premium currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Purchaser shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(c)This Section 6.6 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company, Purchaser, the Surviving Corporation and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Purchaser and the Surviving Corporation.
6.7    No Solicitation.
(a)During the Pre-Closing Period, the Company shall not, nor shall it authorize or instruct any of its officers, directors or employees or any investment banker, attorney or other advisor or Representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal by any Person (other than Purchaser or its affiliates or Representatives), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company that constitutes, or may reasonably be expected to lead to, any Takeover Proposal by any Person (other than Purchaser or its affiliates or their respective Representatives) or (iii) make or authorize any statement, recommendation or solicitation in support of any possible Takeover Proposal by any Person other than Purchaser; provided, however, that notwithstanding anything to the contrary contained in this Section 6.7(a) or elsewhere in this Agreement, if, at any time prior to receipt of the Required Shareholder Vote, the Company Board determines in good faith, after consultation with outside counsel and its financial advisor, that failure to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company’s shareholders under applicable Law, the Company may, in response to a Superior Proposal or a proposal that the Company reasonably believes could lead to a Superior Proposal that was unsolicited or that did not otherwise result from a breach of this Section 6.7(a), and subject to compliance with Section 6.7(c), (A) furnish nonpublic information with respect to the Company to any Person pursuant to a customary and reasonable confidentiality agreement and (B) participate in discussions and negotiations regarding such Superior Proposal.
(b)Except as expressly permitted by this Section 6.7, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser or Merger Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Takeover Proposal. Notwithstanding the foregoing or anything else contained in this Agreement, prior to receipt of the Required Shareholder Vote, the Company Board, to the extent it determines in good faith, after consultation with outside counsel, that failure to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company’s shareholders under applicable Law, may (A) withdraw or modify its approval or recommendation of this Agreement or the Merger and/or (B) approve or recommend any Superior Proposal.
(c)In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.7, the Company promptly (and in all events within 72 hours) shall advise Purchaser orally and in writing of any request to the Company for nonpublic information that the Company reasonably believes could lead to a Superior Proposal or of any Superior Proposal submitted to the Company, or any inquiry directed to the Company with respect to or which the Company reasonably believes could lead to any Superior Proposal and the material terms and conditions of such request or inquiry. The Company will keep Purchaser informed in all material respects of the status and details

Confidential Treatment Requested

(including amendments or proposed amendments) of any such Takeover Proposal or inquiry, except to the extent that the Company Board determines in good faith, after consultation with outside counsel, that to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company’s shareholders under applicable Law.
(d)Nothing contained in this Section 6.7 or elsewhere in this Agreement shall prohibit the Company from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with any applicable Law or any duty of the Board of Directors; provided that the Company shall not, except in accordance with the provisions of Section 6.7(b), withdraw or modify, or propose to withdraw or modify, its recommendation of the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.
6.8    Shareholder Consent or Approval; Warrant Notices.
(a)As promptly as reasonably practicable after the date of this Agreement, the Company shall, in accordance with its articles of incorporation, as amended, and bylaws and the applicable requirements of the VSCA, solicit the written consents of the Company shareholders in the form attached hereto as Exhibit G to the adoption of this Agreement and, in connection therewith, shall provide to each Company Holder a true, correct and complete copy of this Agreement. Notwithstanding the foregoing, the Company shall deliver such written consents from any director or employee of the Company who is also a shareholder within 24 hours of the time this Agreement is signed (or, if such shareholders are located outside of the United States, within 48 hours of the time this Agreement is signed). In addition, the Company shall solicit from each Company Holder a Support Agreement prior to the Closing.
(b)Prior to the Closing, the Company shall deliver to each holder of a 2012 Warrant or 2013 Warrant (as defined in the Company Disclosure Schedule) notice of the transactions contemplated hereby, which notices shall contain such additional information as may be required by the applicable notification provisions set forth in such warrants.
6.9    Russian Matters.
(a)If the Company and Purchaser reasonably, jointly determine during the Pre-Closing Period that the consummation of all of the transactions contemplated by the Russian Framework Agreement to be consummated prior to or on the Closing Date will not occur prior to or on the Closing Date, the Company and Purchaser shall use commercially reasonable efforts to negotiate a master services agreement to be executed and delivered by LT Pro and the Company at the Closing to be in effect until such time as the consummation of the transactions contemplated by the Russian Framework Agreement to be consummated prior to and on the Closing Date actually occur.
(b)As soon as practicable following the date of this Agreement, the Company shall cause LT Pro to notify the relevant counterparty under each Ancillary Contract and each Customer Contract (as such terms are defined in the Russian Framework Agreement) of LT Pro’s intention to assign such contracts to Textura Vostok as of the Closing Date. Upon LT Pro’s receipt of any objections by any such contract counterparty, the Company shall (i) promptly inform Purchaser of the matters raised by the applicable counterparty and (ii) not, except with the prior written consent of Purchaser, participate in any negotiations or other discussion with such objecting counterparty.
7.Conditions to the Merger.
7.1    Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement will be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by the agreement of Purchaser and the Company, to the extent permitted by law, and (ii) by proceeding with the Closing, Purchaser, Merger Sub and the Company will be deemed to have waived any of such conditions that remain unsatisfied):
(a)No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction will have been issued and remain in effect, nor will there be any statute, rule or regulation of any Governmental Authority enacted or deemed applicable to the Merger, that materially restricts, prevents or prohibits, or makes illegal, the consummation of the Merger or any transaction contemplated by this Agreement.
(b)Required Shareholder Vote. The Required Shareholder Vote shall have been obtained.

Confidential Treatment Requested

7.2    Additional Conditions to the Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement will be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by Purchaser and (ii) by proceeding with the Closing, Purchaser and Merger Sub will be deemed to have waived any of such conditions that remain unsatisfied):
(a)Representations and Warranties. The representations and warranties of the Company in this Agreement that are qualified as to materiality or Company Material Adverse Effect will be true and correct, and all other representations and warranties of the Company set forth in this Agreement that are not so qualified will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; provided, however, that the representations and warranties set forth in Sections 3.3 (Power and Authority), 3.4 (Authorization) and 3.8(a) (Capitalization) will be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date.
(b)Performance of Covenants. The Company will have complied with and performed in all material respects all covenants under this Agreement required to be complied with or performed by the Company at or prior to the Closing.
(c)Certificate of Officer. Purchaser and Merger Sub will have received a certificate executed on behalf of the Company by an officer of the Company (the “Company Closing Certificate”) representing and warranting that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(f) have been satisfied.
(d)Receipt of Closing Deliveries. Purchaser will have received each of the agreements, instruments and other documents set forth in Section 2.2(c).
(e)No Pending Governmental Litigation. There will not be pending before any court of competent jurisdiction any legal proceeding commenced by a Governmental Authority that (i) challenges or seeks to restrain or prohibit the consummation of the Merger or (ii) relates to the Merger and seeks to obtain from Purchaser any damages or other relief that, if awarded, would have a material adverse effect on Purchaser and its subsidiaries (including the Surviving Corporation).
(f)No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect will have occurred.
(g)Russian Matters. LT Pro, Ltd., a Russian entity (“LT Pro”), and Purchaser will have entered into, and prior to or simultaneously with the Closing, consummate (or cause to be consummated) the transactions contemplated by the Russian Framework Agreement to be consummated prior to or on the Closing Date (including the execution and delivery of the documents referenced in Section 3 of the Russian Framework Agreement).
(h)Employment Agreements. The Company will have entered into Employment Agreements with each of Christopher Ramsey and Andrei Lavrov in the forms approved prior to the date hereof by Purchaser.
(i)Support Agreements. Company Holders representing at least 60% of the equity of the Company on a fully-diluted basis shall have executed Support Agreements as contemplated by Section 6.8.
(j)Employee Invention Assignment Agreement. The individuals set forth on Exhibit H shall each have executed and delivered to Purchaser an Inventions, Noncompetition and Confidentiality Agreement in the form attached hereto as an annex to Exhibit H.
7.3    Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and to otherwise consummate the transactions contemplated by this Agreement will be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by the Company and (ii) by proceeding with the Closing, the Company will be deemed to have waived any of such conditions that remain unsatisfied):
(a)Representations and Warranties. The representations and warranties of Purchaser and Merger Sub in this Agreement that are qualified as to materiality will be true and correct, and all other representations and warranties of Purchaser and Merger Sub set forth in this Agreement that are not so qualified will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

Confidential Treatment Requested

(b)Performance of Covenants. Purchaser and Merger Sub will have each complied with and performed in all material respects all of their respective covenants under this Agreement required to be complied with or performed by either of them at or prior to the Closing.
(c)Certificate of Officer. The Company will have received a certificate executed on behalf of Purchaser and Merger Sub by an officer of Purchaser and Merger Sub (the “Purchaser Closing Certificate”) representing and warranting that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
(d)Receipt of Closing Deliveries. The Company will have received each of the agreements, instruments and other documents set forth in Section 2.2(b) and Purchaser will have satisfied its Closing payment obligations set forth in this Agreement.
(e)No Pending Governmental Litigation. There will not be pending before any court of competent jurisdiction any legal proceeding commenced by a Governmental Authority that (i) challenges or seeks to restrain or prohibit the consummation of the Merger or (ii) relates to the Merger and seeks to obtain from the Company any damages or other relief that, if awarded, would have a Company Material Adverse Effect.
(f)Employment Agreements. Christopher Ramsey and Andrei Lavrov will have entered into Employment Agreements with the Company in the forms approved prior to the date hereof by Purchaser.
(g)Release of Management Guaranties. The Company shall have obtained releases and replacements of each of the personal guaranties in connection with the Lease set forth in Section 3.19 of the Company Disclosure Schedule.
8.Termination.
8.1    Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 8.1(b) through 8.1(e), by notice from the terminating party to the other party setting forth a brief description of the basis for termination):
(a)by the mutual written consent of Purchaser and the Company;
(b)by either Purchaser or the Company if the Merger will not have been consummated by the End Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) will not be available to any party whose failure to comply with or perform in any material respect any covenant under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or
(c)by either Purchaser or the Company if (i) a court of competent jurisdiction shall have issued a final and nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and (ii) the contravention of such order would have a Purchaser Material Adverse Effect (in the case of a termination by Purchaser) or a Company Material Adverse Effect (in the case of a termination by the Company); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if such party did not use reasonable best efforts to have such order vacated prior to its becoming final and nonappealable.
8.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force or effect, and there will be no liability on the part of Purchaser, the Company, Merger Sub or their respective officers, directors or shareholders, except that no such termination shall relieve any party from liability for any intentional breach of this Agreement that occurs prior to such termination; provided, however, that the provisions of this Section 8.2, Section 10 and the Confidentiality Agreement will remain in full force and effect and survive any termination of this Agreement.
9.Escrow and Indemnification
9.1    Escrow Fund. At the Closing, Purchaser will withhold the Escrow Fund from the amounts otherwise payable pursuant to Section 2.6 of this Agreement to the Company Holders, and will deposit the Escrow Fund with the Escrow Agent on behalf of such Company Holders. The Indemnity Portion of the Escrow Fund will be governed by the terms set forth in this Agreement and in the Escrow Agreement and will be held solely for the purpose of (i) indemnifying Purchaser pursuant to the indemnification provisions set forth in this Section 9, and (ii) making any required payments as provided in Section 2.13(d) and Sections 9.2(b) and 9.3 below. To the extent the Purchaser Indemnified Persons (as defined below) are entitled to receive any indemnification pursuant to the terms of this Section 9, such Purchaser Indemnified Persons will be required to first exhaust the Indemnity Portion of the Escrow Fund as their sole source of recovery prior to pursuing any other remedies or sources of recovery, to the extent available under this Section 9.
9.2    Indemnification.
(a)Expiration of Representations, Warranties and Covenants. All representations and warranties made by the Company in this Agreement will expire on the earlier of (A) the date Purchaser completes

Confidential Treatment Requested

an audit of the Company for 2014 (such date to be confirmed in writing by Purchaser to the Shareholders’ Agent), or (B) April 1, 2015; provided, however, that the representations and warranties contained in (i) Section 3.3 (Power and Authorization), 3.8(a) (Capitalization), 3.8(c) (Consideration Spreadsheet) and 3.26 (Brokers’ and Finders’ Fees) (collectively, the “Special Representations”) shall survive indefinitely, (ii) Section 3.21 (Taxes) shall survive the Closing until sixty (60) days after the expiration of the longest applicable statute of limitations (including any extensions or waivers thereof) for the Taxes involved and (iii) Section 3.22 (Employee Benefit Plans) shall survive the Closing for a period of three (3) years (the date of termination of any representation or warranty in this Agreement being a “Representation Termination Date”); provided, however, that if at any time prior to the relevant Representation Termination Date, Purchaser delivers to the Shareholders’ Agent a notice stating the existence of a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for Purchaser’s determination that such breach exists and the amount of the Damages incurred by Purchaser as a result of such breach, if known) and asserting a claim for recovery under this Section 9.2 based on such breach, then the claim asserted in such notice will survive such applicable Representation Termination Date until such time as such claim is fully and finally resolved. If the claim, demand or other matter with respect to which a claim notice or demand for indemnification under this Section 9 has been given is definitively withdrawn or resolved, the party that provided such notice or demand shall promptly so notify the party that received such notice or demand; and if Purchaser has delivered a copy of such notification or demand to the Escrow Agent and funds have been retained in the Escrow Fund after the first anniversary of the Closing with respect to any claim, demand or other matter reflected in or relating to such notice or demand, Purchaser shall promptly deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse such retained funds to the Company Holders in accordance with Section 2.11. All covenants and agreements of the parties contained in this Agreement shall remain in full force and effect in accordance with their terms.
(b)Indemnification. Subject to the other provisions of this Agreement, from and after the Effective Time, Purchaser shall indemnify the Company Holders (pro rata in accordance with such Company Holders’ Company Holder Percentage Interests) in respect of, and hold them harmless against, any and all Damages incurred by the Company Holders resulting from the breach by Purchaser or Merger Sub of (x) any representation or warranty set forth in Section 4 on and as of the date hereof or, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, on and as of the Closing Date with the same force and effect as though made by Purchaser or Merger Sub on and as of the Closing Date or (y) any covenant or agreement of Purchaser or Merger Sub contained in this Agreement. Subject to the limitations set forth in this Section and Sections 9.2(a) and 9.2(c) and the other limitations set forth in this Agreement, from and after the Effective Time, Purchaser and its Affiliates and their respective shareholders, directors, officers, employees, agents, successors in interest and assigns (each of the foregoing being referred to individually as a “Purchaser Indemnified Person” and collectively as “Purchaser Indemnified Persons”) will be entitled to be indemnified for any and all Damages incurred by such Purchaser Indemnified Person as a result of (i) any breach of any representation or warranty of the Company set forth in Section 3 on and as of the date hereof or, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, on and as of the Closing Date with the same force and effect as though made by the Company on and as of the Closing Date, (ii) the breach of any covenant of the Company in this Agreement, (iii) any Tax of the Company for any Pre-Closing Tax Period (other than Transfer Taxes), any Tax of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) and any Tax of any Person (other than the Company) imposed on the Company as a transferee, successor or by contract and the Company Holders’ share of any Transfer Taxes in accordance with Section 2.14, except to the extent (A) such Tax liability arises as a result of any election (including an election under Section 338 of the Code) made by or on behalf of the Company on or after the Effective Time (other than any such election made by or on behalf of the Company at the direction of the Shareholders’ Agent or any Company Holder, in accordance with applicable Legal Requirements or in the ordinary course of business), and (B) such Taxes are imposed as a result of any Tax Return, including any amended Tax Return, relating to a Pre-Closing Tax Period filed after the Closing without the consent of the Shareholders’ Agent, (iv) any Specified Transaction Expenses that are not paid at or prior to the Closing, (v) any liability to or relating to LT Pro arising out of or in any way relating to events, circumstances, actions or omissions occurring, existing or taken prior to or as of the Closing in respect of matters relating to the Company (including (i) the reduction of the Merger Consideration to account for the Russian Purchase Price, and (ii) any claim of ownership of options or other equity of the Company by an employee of LT Pro), (vi) any Indebtedness that was not fully discharged

Confidential Treatment Requested

at or prior to the Closing, to the extent it did not actually reduce the Merger Consideration, (vii) any Specified Damages, and (viii) any of the Excluded Russian Liabilities. The indemnification set forth in this Section 9.2(b) described shall be provided, subject to the limitations provided herein, as follows: (A) any indemnification pursuant to clause (i) of this Section 9.2(b) for breaches of Special Representations or pursuant to clauses (ii) through (vi) of this Section 9.2(b) will be effected first, by a payment made from the Indemnity Portion of the Escrow Fund and, second, once the Indemnity Portion of the Escrow Fund has been completely depleted, by a payment made by the Company Holders, severally and not jointly, to the extent of the Company Holders’ Company Holder Percentage Interests, and (B) any indemnification pursuant to clause (i) of this Section 9.2(b) for breaches of any representations and warranties other than Special Representations shall be asserted solely and exclusively against the Indemnity Portion of the Escrow Fund. For purposes of this Section 9, “Damages” will mean any liabilities, losses, damages, penalties, fines, costs or expenses, including reasonable legal, expert and consultant fees and expenses, but excluding any special, indirect, consequential, exemplary and punitive damages; provided, however, that for purposes of computing the amount of any Damages incurred by an Indemnified Person: (1) there will be deducted an amount equal to the amount of any Tax benefit actually received by any Indemnified Person in connection with such Damages or any of the circumstances giving rise thereto within two years of the circumstances causing the Damages; and (2) there will be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by any Indemnified Person in connection with such Damages or any of the circumstances giving rise thereto. Purchaser will and will cause its Affiliates to use commercially reasonable efforts to obtain any such insurance proceeds, indemnification payments, contribution payments or reimbursements to which it may be entitled.
(c)Limitations of Liability.
(i)Sole and Exclusive Remedy. Subject to Section 9.2(c)(v), from and after the Effective Time the right of the Indemnified Persons to be indemnified pursuant to this Section 9 will be the sole and exclusive remedy with respect to any and all Damages or losses of any kind or nature whatsoever, whether in law, equity or otherwise, known or unknown, which such parties have now or may have in the future, including without limitation, any damages or losses attributable to any inaccuracy or breach of any representation or warranty, or any failure to perform the covenants, agreements or undertakings contained in this Agreement, any disclosure schedule or certificate delivered pursuant to this Agreement or any agreement or other document contemplated hereby. The parties acknowledge that (A) no current or former shareholder, director, officer, employee, affiliate, attorney, or advisor of the Company has made or is making any representations or warranties whatsoever regarding the Company or the subject matter of this Agreement, express or implied, (B) except as expressly provided in Section 3, the Company has not made and is not making any representations or warranties whatsoever regarding the Company or the subject matter of this Agreement, express or implied and (C) there shall not be any multiple recovery for any Damages.
(ii)Deductible. Without limiting the effect of any other limitation contained in this Section 9, the indemnification provided for in Section 9.2(b)(i) will not apply, and the Purchaser Indemnified Persons will not be entitled to exercise any indemnification rights under this Agreement, except to the extent that the aggregate amount of the Damages against which such Purchaser Indemnified Persons would otherwise be entitled to be indemnified under Section 9.2(b)(i) exceeds $350,000 (the “Deductible”). If the aggregate amount of such Damages exceeds the Deductible, then the Purchaser Indemnified Persons will, subject to the other limitations contained in this Agreement, be entitled to be indemnified only against the portion of such Damages in excess of the Deductible; provided, however, that this Section 9.2(c)(ii) shall not in any way limit any Purchaser Indemnified Person’s rights in respect of any breach of any Special Representation.
(iii)Cap. The Company Holders’ indemnity obligations for Damages arising from the indemnification set forth in clause (i) of Section 9.2(b) except for breaches of Special Representations, will be limited, in the aggregate, to an amount equal to the Indemnity Portion of the Escrow Fund and the Company Holders’ indemnity obligations for Damages arising from the indemnification otherwise set forth in Section 9.2(b) will be limited, in the aggregate, to an amount equal to the total Merger Consideration actually paid to the Company Holders by Purchaser (the “Cap”), and the sum of any amounts paid from the Indemnity Portion of the Escrow Fund to Purchaser Indemnified Persons in connection with any Indemnifiable Damages (as defined below) will be counted toward the Cap for the purposes of this Section 9. Subject to the previous sentence, Section 9.2(c)(v), no current or former shareholder, director, officer, employee, affiliate or advisor of the Company or any affiliate of the Company shall have any liability of any nature to Purchaser, the Surviving Corporation or any affiliate or shareholder of Purchaser or the Surviving Corporation with respect to the breach by the Company of any representation, warranty, covenant or

Confidential Treatment Requested

agreement contained in this Agreement or any other matter relating to the Merger or the other transactions contemplated by this Agreement.
(iv)Adjustments to Merger Consideration. No Purchaser Indemnified Person shall be entitled to recover any Damages under this Section 9 to the extent such Damages have resulted in an actual reduction of the Merger Consideration as finally determined pursuant to Section 2.13(c).
(v)Fraud. Nothing in this Agreement (including this Section 9.2(c)) will limit any remedy Purchaser may have against any Person for fraud committed by such Person under applicable Laws.
(d)Control of Defense; Conditions. In the event an Indemnified Person becomes aware of a third party claim (any such claim, a “Third Party Claim”) which the Indemnified Person believes may result in a claim for indemnification pursuant to this Section by or on behalf of such Indemnified Person, the Indemnified Person will promptly notify the Indemnifying Person of such Third Party Claim. Notwithstanding the foregoing, no delay in providing such notice within the Escrow Period will affect an Indemnified Person’s rights under this Agreement, unless (and then only to the extent that) the Indemnified Person is materially prejudiced thereby. Such notice must contain a reasonably detailed description of the basis of the claim and the nature and amount, if then reasonably ascertainable, of such Damages that may be indemnifiable (“Indemnifiable Damages”). The obligations of the Indemnifying Person under this Section with respect to Indemnifiable Damages arising from any Third Party Claim will be governed by the following additional terms and conditions:
(i)The Indemnifying Person, at its option, will be entitled to assume control of the defense of any Third Party Claim at any time within thirty (30) days of receiving notice of the Third Party Claim from the Indemnified Person and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Person and reasonably approved by the Indemnified Person, provided that the Indemnifying Person diligently conducts the defense of such Third Party Claim. In the event that the Indemnifying Person assumes control of the defense of any Third Party Claim, the Indemnifying Person will keep the Indemnified Person informed of all material events and developments, including promptly providing copies of any correspondence and court filings, with respect to such Third Party Claim. If the Shareholders’ Agent is the Indemnifying Person, the expenses of the Shareholders’ Agent will be reimbursed from the Shareholders’ Agent Expense Portion of the Escrow Fund.
(ii)Notwithstanding Section 9.2(d)(i) above, the Indemnified Person will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnified Person’s own expense unless (i) the Indemnifying Person has failed to assume (or elects not to assume) the defense and employ counsel in accordance with Section 9.2(d)(i), (ii) the named parties to any such Third Party Claim (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and, in the opinion of counsel to the Indemnified Person, there is an actual conflict of interest between Indemnifying Person and the Indemnified Person or (iii) the Indemnified Person determines in good faith that there is a reasonable probability that such Third Party Claim seeks material non-monetary relief, in which case the Indemnified Person will have the right, by notice to the Indemnifying Person to assume defense of such claim and the reasonable fees and expenses of the Indemnified Person’s counsel incurred in connection with such Third Party Claim will be included in the Indemnifiable Damages; provided, however, that if it is ultimately determined by agreement of the Indemnifying Person and the Indemnified Person or by an arbitrator (in accordance with the provisions in Section 10.8) that the Indemnified Person is not entitled to be indemnified under this Agreement with respect to the Third Party Claim such fees and expenses will not be Indemnifiable Damages.
(iii)Neither the Indemnifying Person nor the Indemnified Person will consent to the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Claim without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed and neither the Indemnifying Person nor the Indemnified Person will consent to the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Claim without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.
(e)Subrogation. If Purchaser, the Surviving Corporation or any affiliate of Purchaser or the Surviving Corporation receives or becomes entitled to receive an indemnification payment, the Shareholders’ Agent (on behalf of the Company Holders) shall be entitled to exercise and shall be subrogated to any rights and remedies (including rights of indemnity, rights of contribution and rights of recovery) that Purchaser, the Surviving Corporation or such affiliate may have against any other Person with respect to any Damages, circumstance or matter to which such indemnification payment is directly or indirectly related.

Confidential Treatment Requested

Purchaser and the Surviving Corporation shall take such actions as the Shareholders’ Agent may reasonably request for the purpose of enabling the Shareholders’ Agent (on behalf of the Company Holders) to perfect or exercise all rights of subrogation hereunder.
(f)Insurance. The amount of any Damages otherwise recoverable under this Section 9.2 shall be reduced by any amounts that the Indemnified Parties or their Affiliates actually receive under insurance policies (net of any related increase in insurance premiums).
9.3    Shareholders’ Agent.
(a)By virtue of the approval of this Agreement by the Company’s shareholders, and without further action of any the Company shareholder, each Company Holder will be deemed to have irrevocably constituted and appointed Shareholder Representative Services LLC, a Colorado limited liability company (and by execution of this Agreement such Person hereby accepts such appointment) solely in its capacity as agent and attorney-in-fact (“Shareholders’ Agent”) for and on behalf of the Company Holders, with full power of substitution, to act in the name, place and stead of each Company Holder with respect to this Agreement and the Escrow Agreement and the taking by the Shareholders’ Agent of any and all actions and the making of any decisions required or permitted to be taken by the Shareholders’ Agent under this Agreement or the Escrow Agreement, including the exercise of the power to: (i) give and receive notices and communications under this Section 9 or the Escrow Agreement; (ii) authorize delivery to Purchaser of cash from the Indemnity Portion of Escrow Fund in satisfaction of claims for indemnification made by Purchaser under this Section 9 in satisfaction of any amounts owed to Purchaser under Section 2.13 above; (iii) object to claims for indemnification made by Purchaser under this Section 9; (iv) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Purchaser under this Section 9; (v) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.13; and (vi) take all actions necessary or appropriate in the good faith judgment of the Shareholders’ Agent for the accomplishment of the foregoing. The power of attorney granted in this Section 9.3 is coupled with an interest and is irrevocable, may be delegated by the Shareholders’ Agent and will survive the death or incapacity of any Company Holder. The identity of the Shareholders’ Agent and the terms of the agency may be changed, and a successor Shareholders’ Agent may be appointed, from time to time (including in the event of the death, disability, resignation or other incapacity of the Shareholders’ Agent) by Company Holders whose aggregate Company Holders Percentage Interests exceed 50%, and any such successor will succeed the Shareholders’ Agent as Shareholders’ Agent under this Agreement. No bond will be required of the Shareholders’ Agent.
(b)The Shareholders’ Agent will not be liable for any liability, loss, damage, penalty, fine, cost or expense incurred without gross negligence, willful misconduct or bad faith by the Shareholders’ Agent while acting in good faith and arising out of or in connection with the acceptance or administration of his duties under this Agreement (it being understood that any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith). The Company Holders will indemnify, defend and hold harmless the Shareholders’ Agent from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment (collectively, “Agent Losses”) arising out of or in connection with the Shareholders’ Agent’s execution and performance of this Agreement and the Escrow Agreement, in each case as such Agent Loss is suffered or incurred; provided, that in the event that any such Agent Loss is finally adjudicated to have been directly caused by the gross negligence, bad faith or willful misconduct of the Shareholders’ Agent, the Shareholders’ Agent will reimburse the Company Holders the amount of such indemnified Agent Loss to the extent attributable to such gross negligence, bad faith or willful misconduct. If not paid directly to the Shareholders’ Agent by the Company Holders, any such Agent Losses may be recovered by the Shareholders’ Agent from (i) the Shareholders’ Agent Expense Portion of the Escrow Fund, and (ii) the amounts in the Indemnity Portion and the Adjustment Portion of the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Holders; provided, that while this section allows the Shareholders’ Agent to be paid from the Shareholders’ Agent Expense Portion, the Indemnity Portion or the Adjustment Portion of the Escrow Fund, this does not relieve the Company Holders from their obligation to promptly pay such Agent Losses as they are suffered or incurred, nor does it prevent the Shareholders’ Agent from seeking any remedies available to it at law or otherwise. In no event will the Shareholders’ Agent be required to advance its own funds on behalf of the Company Holders or otherwise. The Company Holders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Shareholders’ Agent or the termination of this Agreement. The Shareholders’ Agent will be entitled to recover any out-of-pocket

Confidential Treatment Requested

costs and expenses reasonably incurred by the Shareholders’ Agent in connection with actions taken by the Shareholders’ Agent pursuant to the terms of this Agreement and the Escrow Agreement (including the hiring of legal counsel and financial, tax or accounting advisors and the incurring of any fees and costs related thereto and any expenses related to the Independent Accounting Firm) from the Shareholders’ Agent Expense Portion of the Escrow Fund, without the requirement of any consent or approval by Purchaser.
(c)The Shareholders’ Agent will be entitled to compensation for the Shareholders’ Agent’s service in such capacity pursuant to the terms of that certain Engagement Agreement entered into in connection with this Agreement.
9.4    Actions of the Shareholders’ Agent. From and after the Effective Time, a decision, act, consent or instruction of the Shareholders’ Agent will constitute a decision of all Company Holders and will be final, binding and conclusive upon each Company Holder, and the Escrow Agent and Purchaser may rely upon any decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of each Company Holder. Purchaser and Surviving Corporation are hereby relieved from any liability to any Person for any acts done by Shareholders’ Agent and any acts done by Purchaser or Surviving Corporation in accordance with any such decision, act, consent or instruction of the Shareholders’ Agent.
9.5    Tax Matters.    The parties agree that any amounts released to Purchaser from the Escrow Fund pursuant to this Section 9 will be treated as a reduction in the aggregate consideration paid in connection with the Merger for federal income tax purposes. All interest and other income earned on the Escrow Fund (net of any losses) will be retained by the Escrow Agent and added to and become part of the Escrow Fund; provided, however, that an amount equal to 40% of the income and/or gain shall be distributed to Purchaser on a quarterly basis to the extent necessary to cover Purchaser’s tax obligations arising out of such income and/or gain. Except as otherwise provided by applicable law, the parties to this Agreement agree that all income, gain, loss and deductions derived from the investment of the Escrow Fund will be taken into account for income tax purposes by Purchaser. The parties to this Agreement further agree to treat that a portion of any payment to the Company Holders from the Escrow Fund pursuant to this Agreement will be reported as a payment of interest to the Company Holders, and that Purchaser will claim a corresponding interest deduction, in each case, to the extent provided in accordance with the rules set forth in Sections 1.483-4 and 1.1275-4(c)(4) of the United States Treasury Regulations, as applicable.
10.General Provisions.
10.1    Notices. All notices and other communications under this Agreement will be in writing and will be deemed duly delivered (i) upon receipt if delivered personally, (ii) one (1) Business Day after being sent by commercial overnight courier service, or (iii) upon transmission if sent via e-mail or facsimile with confirmation of receipt to the parties at the following addresses (or at such other address for a party as will be specified upon like notice):

(a)	if to Purchaser or Merger Sub (or, after the Effective Time, to the Company), to:
Textura Corporation
1405 Lake Cook Road
Deerfield, IL 60015
Attention: Ryan Lawrence, Senior Vice President, Chief Legal Officer
Facsimile: 847.235.8484
E-mail: ryan.lawrence@texturacorp.com
with a copy which will not constitute notice to:
Mayer Brown LLP
71 South Wacker Drive
Chicago, IL 60606
Attention: Frederick B. Thomas
Facsimile: 312.701.7711
E-mail: fthomas@mayerbrown.com

Confidential Treatment Requested

(b)	if to the Company (prior to the Effective Time), to:
Latista Technologies, Inc.
11400 Commerce Park Dr., #160
Reston, VA 20191
Attention: CEO/Legal Notices
Facsimile: (703) 391-1071
E-mail: cramsey@latista.com and alavrov@latista.com
with a copy which will not constitute notice to:
Cooley LLP
11951 Freedom Drive, 16th Fl.
Reston, VA 20190-5656
Attn:    Michael Lincoln / Geoff Willard / Aaron Binstock
Facsimile: 703.456.8100
E-mail: to each of: mlincoln@cooley.com / gwillard@cooley.com / abinstock@cooley.com

(c)	if to the Shareholders’ Agent, to:
Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Facsimile: (303) 623-0294
E-mail: deals@shareholderrep.com
10.2    Company Disclosure Schedule. The Company Disclosure Schedule has been arranged as separate Parts corresponding to the Sections of Section 3 of this Agreement. Any information set forth in any Part of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other Parts of such Schedule to the extent that the relevance of such information to such other Parts is reasonably apparent on its face (whether or not specific cross-references are made). No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule. The information set forth in the Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. The Company Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement and will not (and will not be construed to) expand or increase any of the Company’s representations, warranties, or covenants. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Company Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. The Company shall deliver at Closing an updated and amended Company Disclosure Schedule if necessary, so as to be accurate as of the Closing Date, but no such updated and amended Company Disclosure Schedule shall be deemed to prevent or cure any misrepresentation or any breach of a representation or warranty, for the purpose of determining satisfaction of the condition set forth in Section 7.2(a).
10.3    Counterparts. This Agreement may be executed and delivered in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any signature page delivered by facsimile, email, PDF or other electronic means of transmission will be binding to the same extent as an original signature page.

Confidential Treatment Requested

10.4    Entire Agreement; Nonassignability. This Agreement and the other agreements contemplated hereby and the documents and instruments delivered pursuant to this Agreement, including the exhibits to this Agreement, the Company Disclosure Schedule and the other schedules to this Agreement: (a) together constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, both of which will continue in full force and effect in accordance with their terms and will survive any termination of this Agreement; and (b) will not be assigned or assignable by Purchaser or Merger Sub, on the one hand, or by the Company, on the other hand (by operation of law or otherwise), without the written consent of each of the parties to this Agreement.
10.5    Severability. In the event that any provision of this Agreement, or the application thereof becomes, or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by law.
10.6    Remedies Cumulative. Except as otherwise provided in Section 9.2(c) or elsewhere in this Agreement, any and all remedies in this Agreement expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
10.7    Governing Law; Jurisdiction; Venue. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Wilmington, Delaware and agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process; (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in Wilmington, Delaware; and (c) each of the parties irrevocably waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby.
10.8    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
10.9    Conflict of Interest Waiver. If the Shareholders’ Agent so desires, acting on behalf of the Company Holders and without the need for any consent or waiver by the Company or Purchaser, Cooley will be permitted to represent the Company Holders after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Cooley will be permitted to represent the Company Holders, any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Purchaser or any of its agents or affiliates (including the Company) under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Company Holders or the Shareholders’ Agent consents in writing at the time to such engagement. Any such representation of the Company by Cooley after the Closing will not affect the foregoing provisions hereof.
10.10    Attorney-Client Privilege. At and after the Effective Time, as to all communications between Cooley and the Company that relate to the Merger, the attorney-client privilege of the Company related to the Merger will be deemed to be the right of the Company Holders, and not that of the Surviving Corporation, and may be waived only by the Shareholders’ Agent. Absent the consent of the Shareholders’ Agent (such consent not to be unreasonably withheld, delayed or conditioned), neither Purchaser nor the Surviving Corporation shall have a right to access attorney-client privileged material of the Company related to the Merger or the transactions contemplated hereby following the

Confidential Treatment Requested

Closing. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or the Surviving Corporation and a third party, other than a party to this Agreement or the Company Holders, after the Closing, the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of confidential communications by Cooley to such third party.
10.11    Time is of the Essence; Enforcement. Time is of the essence of this Agreement. Each of the parties to this Agreement agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
10.12    Amendment; Waiver. This Agreement may be amended and any provision of this Agreement waived, following receipt of the approval of the respective boards of directors of the Company and Purchaser at any time (whether before or after the adoption of this Agreement by the Company’s shareholders); provided, however, that after any such adoption of this Agreement by the Company’s shareholders, no amendment will be made which by Law requires further approval of the shareholders of the Company without the further approval of such shareholders. Any such amendment of any of the terms or conditions of this Agreement must be in writing and duly executed by each of the parties; any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. Except as expressly set forth in this Agreement, the failure of a party to exercise any of its rights under this Agreement or to insist upon strict adherence to any term or condition of this Agreement on any one occasion will not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement will be deemed to or will constitute a waiver of any other term of condition of this Agreement (whether or not similar).
10.13    Construction.
(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)The parties hereto agree that this Agreement is the joint and mutual work product of each of the parties and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.
(e)The bold-faced and any other headings or captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
10.14    Third Party Beneficiaries. Except as provided in the final sentence of this Section 10.14 or as set forth in Section 6.6 or Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Company shall have any rights under this Agreement or under any of the other agreements contemplated hereby, and (ii) no creditor of the Company shall have any rights under this Agreement or any of the other agreements contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement (but without limiting any of the rights of the Shareholders’ Agent under this Agreement), if the Merger is consummated, the Company Holders will be third party beneficiaries of the provisions set forth in Section 2.
10.15    Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Confidential Treatment Requested

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In Witness Whereof, the Company, Purchaser, Merger Sub and the Shareholders’ Agent have caused this Merger Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

Textura Corporation By: /s/ Patrick Allin Printed Name: Patrick Allin Title: CEO	Latista Technologies, Inc. By: /s/ Christopher Ramsey Printed Name: Christopher Ramsey Title: CEO
Laser Acquisition Corporation By: /s/ Patrick Allin Printed Name: Patrick Allin Title: CEO	Shareholder Representative Services LLC, solely in its capacity as the Shareholders’ Agent By: /s/ Mark B. Vogel Printed Name: Mark B. Vogel Title: Managing Director